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AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CAP GEMINI SA,

CAPGEMINI FINANCIAL SERVICES, INC.

AND

KANBAY INTERNATIONAL, INC.

Dated as of October 26, 2006

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3.2	Authority; No Conflict; Necessary Consents	32
3.3	Capital Resources	33
3.4	Information Supplied	33
3.5	Operations of Merger Sub	33

ARTICLE IV CONDUCT BY THE COMPANY PRIOR TO THE EFFECTIVE TIME		33

4.1	Conduct of Business by the Company	33

ARTICLE V ADDITIONAL AGREEMENTS		37

5.1	Proxy Statement	37
5.2	Meeting of Company Stockholders; Board Recommendation	38
5.3	Acquisition Proposals	39
5.4	Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants	43
5.5	Public Disclosure	43
5.6	Regulatory Filings; Commercially Reasonable Efforts	44
5.7	Notification of Certain Matters	45
5.8	Indemnification	46
5.9	Section 16 Matters	47

ARTICLE VI CONDITIONS TO THE MERGER		47

6.1	Conditions to the Obligations of Each Party to Effect the Merger	47
6.2	Additional Conditions to the Obligations of Parent and Merger Sub	47
6.3	Additional Conditions to the Obligations of the Company	48

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER		49

7.1	Termination	49
7.2	Notice of Termination; Effect of Termination	51
7.3	Fees and Expenses	51
7.4	Amendment	53
7.5	Extension; Waiver	53

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER		53

8.1	Non-Survival of Representations and Warranties	53
8.2	Notices	53
8.3	Interpretation; Knowledge	55
8.4	Counterparts	56
8.5	Entire Agreement; Third-Party Beneficiaries	56

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8.6	Severability	56
8.7	Other Remedies	56
8.8	Governing Law	56
8.9	Rules of Construction	57
8.10	Assignment	57
8.11	Waiver of Jury Trial	57

Exhibit A	Joint Press Release

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ERISA	2.15(a)
ERISA Affiliate	2.15(a)
ESPP	1.6(b)(iii)(3)
Exchange Act	2.3(c)
Exchange Agent	1.8(a)
Exchange Fund	1.8(b)
Excluded Shares	1.6(a)
FCPA	2.18
FTC	2.3(c)
GAAP	2.4(b)
Governmental Authorizations	2.9
Governmental Entity	2.3(c)
Health and Safety Laws	2.12(a)
HIPAA	2.15(a)
HSR Act	2.3(c)
include, includes, including	8.3(a)
Indemnified Parties	5.8(a)
Intellectual Property	2.7(a)
International Employee Plan	2.15(a)
IRS	2.15(a)
Key Company Clients	2.16(d)(i)
Knowledge of the Company	8.3(b)
Legal Requirements	2.2(d)
Liens	2.1(c)
Made Available	8.3(c)
Material Adverse Effect	8.3(d)
Materials of Environmental Concern	2.12(a)
Merger	Recitals
Merger Consideration	1.6(a)
Merger Sub	Preamble
Merger Sub Common Stock	1.6(d)
Necessary Consents	2.3(c)
Non-Cashed-Out Options	1.6(b)(iii)(2)
Opinion	2.20
Parent	Preamble
Patents	2.7(a)
Pension Plan	2.15(a)
Permitted Liens	2.1(c)
Person	8.3(e)
Proxy Statement	2.19
SEC	2.3(c)
Second Request Responses	5.6(a)
Securities Act	2.4(a)
SOX	2.4(a)
Stockholders’ Meeting	5.2
Subsidiary	2.1(a)
Subsidiary Charter Documents	2.1(b)
Superior Offer	5.3(g)(ii)
Surviving Corporation	1.1
Tax	2.6(a)

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Taxes	2.6(a)
Tax Return	2.6(a)
Termination Fee	7.3(b)(i)
Trademarks	2.7(a)
Triggering Event	7.1
Voting Debt	2.2(c)
WARN	2.15(a)
without limitation	8.3(a)

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 26, 2006, by and among Cap Gemini SA, a société anonyme organized under the laws of France (“Parent”), Capgemini Financial Services, Inc., a Delaware corporation and wholly owned (direct or indirect) subsidiary of Parent (“Merger Sub”), and Kanbay International, Inc., a Delaware corporation (the “Company”).

RECITALS

A.           The respective Boards of Directors of Parent, Merger Sub and the Company have approved and deemed it fair to, advisable and in the best interests of their respective corporations and stockholders that Merger Sub merge with and into the Company (the “Merger”), with the Company to survive the merger and to become a direct wholly-owned Subsidiary of Capgemini North America, Inc., a corporation organized under the laws of the State of Delaware and a wholly owned Subsidiary of Parent (“Capgemini NA”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with Delaware General Corporation Law (“Delaware Law”), whereby each issued and outstanding share of common stock of the Company, par value $0.001 per share (the “Company Common Stock”), other than Excluded Shares (as defined in Section 1.6(a)) will be converted into the right to receive the Merger Consideration (as defined in Section 1.6(a)).

B.           The Board of Directors of the Company has resolved to recommend by resolution duly adopted by all directors present and voting at the meeting that the stockholders of the Company adopt this Agreement.

C.           Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and other agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1	The Merger.

At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a direct wholly owned subsidiary of Capgemini NA and an indirect wholly owned Subsidiary of Parent. The surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

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1.2	Effective Time; Closing.

Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger) being the “Effective Time”) as soon as practicable on the Closing Date. The closing of the Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, located at 333 West Wacker Drive, Chicago, Illinois 60606-1285, at a time and date to be specified by the parties, which shall be no later than the fifth Business Day after the satisfaction or waiver of the conditions set forth in Article VI (other than those that by their terms are to be satisfied or waived at the Closing), or at such other time, date and location as the parties hereto agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.” “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in Chicago, Illinois, United States or Paris, France are authorized or obligated by law or executive order to close.

1.3	Effect of the Merger.

At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4	Certificate of Incorporation and Bylaws.

At the Effective Time, the Second Amended and Restated Certificate of Incorporation of the Company shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such Certificate of Incorporation; provided, however, that at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Kanbay International, Inc.” At the Effective Time, the Amended and Restated Bylaws of the Company shall be amended and restated in their entirety to be identical to the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such Bylaws.

1.5	Directors and Officers.

Unless otherwise determined by Parent prior to the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. Unless otherwise determined by Parent prior to the Effective Time, the initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed. In addition, unless otherwise determined by Parent prior to the Effective Time, Parent, the Company and the Surviving

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Corporation shall cause the directors and officers of Merger Sub immediately prior to the Effective Time to be the directors and officers, respectively, of each of the Company’s Subsidiaries immediately after the Effective Time, each to hold office as a director or officer of each such Subsidiary in accordance with the provisions of the laws of the respective jurisdiction of organization and the respective bylaws or equivalent organizational documents of each such Subsidiary.

1.6	Effect on Capital Stock.

Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of the Company, the following shall occur:

(a)          Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) Company Common Stock held as described in Section 1.6(c) and (ii) Dissenting Shares (collectively, “Excluded Shares”)) will be canceled and extinguished and automatically converted into the right to receive an amount of cash equal to $29.00 per share, without interest (such amount of cash hereinafter referred to as the “Merger Consideration”), to be delivered in the manner provided in Section 1.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.10).

(b)	Other Equity Securities.
	(i)	Restricted Stock.

(1)        At the Effective Time, each share of Company Common Stock issued by the Company pursuant to a restricted stock grant and that is unvested and outstanding as of the Effective Time (collectively, the “Restricted Stock”), shall, on the terms and subject to the conditions set forth in this Agreement, be converted into the right to receive from Parent or any direct or indirect Subsidiary thereof after the Effective Time an amount of cash equal to the Merger Consideration. Any holder of Restricted Stock shall be entitled to receive such amount with respect to any Restricted Stock at the time that any such Restricted Stock would have vested under the relevant Company Stock Plan and agreement thereunder, on condition that at such time such holder continues to be employed by Parent, the Surviving Corporation or any (direct or indirect) Subsidiary of Parent; provided, however, that any holder of Restricted Stock who is dismissed from his or her employment without cause, or who resigns with good reason (as “cause” and “good reason” are defined in the Company Stock Plan or such holder’s employment terms and conditions at the time of such dismissal or resignation, as applicable), at any time until July 31, 2008, shall be entitled to receive, with respect to such Restricted Stock outstanding immediately prior to such dismissal or resignation, such amount as soon as administratively practicable following such dismissal or resignation; provided, further, that, so long as a holder of Restricted Stock continues to be employed by Parent, the Surviving Corporation or any (direct or indirect) Subsidiary of Parent, upon such holder’s death or permanent disability (as “permanent disability” is defined in the Company Stock Plan or such holder’s employment terms and conditions at the time of such permanent disability, as applicable), such holder shall be entitled to receive, with respect to such Restricted Stock outstanding immediately prior to such holder’s death or permanent disability, such amount as soon as administratively practicable following notification of Parent, the Surviving Corporation or any (direct or indirect) Subsidiary of Parent of such holder’s death or permanent disability.

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(ii)	Company Options.

(1)        At the Effective Time, each Company Option that is vested as of the Effective Time or that becomes vested as a result of the transactions set forth in this Agreement as of the Effective Time, and that is unexpired, unexercised and outstanding immediately prior to the Effective Time (collectively, the “Cashed-Out Options”) shall, on the terms and subject to the conditions set forth in this Agreement, terminate in its entirety at the Effective Time, and the holder of each Cashed-Out Option shall be entitled to receive therefore an amount of cash equal to the product of (i) the number of shares of Company Common Stock as to which such Company Option is exercisable at the Effective Time and (ii) the excess, if any, of the per share Merger Consideration over the per share exercise price of such Company Option immediately prior to the Effective Time.

(2)        At the Effective Time, each Company Option that is unvested as of the Effective Time, and that is unexpired and outstanding immediately prior to the Effective Time (collectively, the “Non-Cashed-Out Options”) shall, on the terms and subject to the conditions set forth in this Agreement, be converted into the right to receive from Parent or any direct or indirect Subsidiary thereof after the Effective Time an amount of cash equal to the product of (x) the number of shares of Company Common Stock as to which such Non-Cashed-Out Option has become vested and exercisable multiplied by (y) the excess, if any, of the per share Merger Consideration over the per share exercise price of such Non-Cashed-Out Option, it being understood that in no event shall such Non-Cashed-Out Options be exercisable for any equity securities of Parent, the Company or any of their Subsidiaries. Any holder of Non-Cashed-Out Options shall be entitled to receive such amount with respect to any Non-Cashed-Out-Option at the time that any such Non-Cashed-Out-Option would have vested under the relevant Company Stock Plan and agreement thereunder, on condition that at such time such holder continues to be employed by Parent, the Surviving Corporation or any (direct or indirect) Subsidiary of Parent; provided, however, that any holder of Non-Cashed-Out-Options who is dismissed from his or her employment without cause, or who resigns with good reason (as “cause” and “good reason” are defined in the Company Stock Plan or such holder’s employment terms and conditions at the time of such dismissal or resignation, as applicable), at any time until July 31, 2008, shall be entitled to receive, with respect to each Company Option that was a Non-Cashed-Out Option that is unvested, unexpired and outstanding immediately prior to such dismissal or resignation, such amount as soon as administratively practicable following such dismissal or resignation; provided, further, that, so long as a holder of an unvested, unexercised and outstanding Company Option that was a Non-Cashed-Out Option continues to be employed by Parent, the Surviving Corporation or any (direct or indirect) Subsidiary of Parent, upon such holder’s death or permanent disability (as “permanent disability” is defined in the Company Stock Plan or such holder’s employment terms and conditions at the time of such permanent disability, as applicable), such holder shall be entitled to receive, with respect to each Company Option that was a Non-Cashed-Out Option that is unvested, unexpired and outstanding immediately prior to such holder’s death or permanent disability, such amount as soon as administratively practicable following notification of Parent, the Surviving Corporation or any (direct or indirect) Subsidiary of Parent of such holder’s death or permanent disability.

(3)        As of the Effective Time, the Company Stock Plans and the Company 2005 Employee Stock Participation Plan (the “ESPP”) shall terminate and all rights under the Company Options and the ESPP shall be cancelled. The Company shall use

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commercially reasonable efforts, including delivery of all notices, to effectuate the provisions of this Section 1.6(b), and to ensure that, from and following the Effective Time, no Person shall have any right under the Company Stock Plans, the ESPP, Restricted Stock or the Company Options with respect to equity securities of the Company.

(iii)        Any materials to be submitted to the holders of Company Options or Restricted Stock shall be subject to review and prior approval by Parent (such consent not to be unreasonably withheld or delayed).

(c)          Cancellation of Treasury Stock and Stock Owned by Parent. Each share of Company Common Stock or Company Warrants (as defined below) held by the Company, Parent, Merger Sub or any of their respective direct or indirect wholly-owned Subsidiaries immediately prior to the Effective Time shall be canceled and extinguished automatically without any conversion thereof.

(d)          Capital Stock of Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

(e)          Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock having a record date or date of effect of such change on or after the date hereof and prior to the Effective Time.

1.7	Dissenting Shares.

(a)          Notwithstanding any other provision of this Agreement to the contrary, any shares of Company Common Stock held by a holder who: (i) has not voted in favor of the Merger or consented thereto in writing, (ii) has demanded its rights to appraisal in accordance with Section 262 of Delaware Law and (iii) as of the Effective Time has not effectively withdrawn or lost such holder’s appraisal rights (collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration set forth in Section 1.6(a), but the holder thereof shall only be entitled to such rights as are provided by Delaware Law.

(b)          Notwithstanding the provisions of Section 1.7(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Delaware Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the certificate representing such shares.

(c)          The Company shall give Parent (i) prompt notice of any demands for appraisal, withdrawals of such demands and any other related instruments served pursuant to Delaware Law received by the Company pursuant to the applicable provisions of Delaware Law and (ii) the opportunity to participate in and direct any negotiations and proceedings

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with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any holder of Company Common Stock with respect to such demands shall be submitted to Parent in advance and shall not be presented to any holder of Company Common Stock prior to the Company receiving Parent’s consent, such consent not to be unreasonably withheld.

1.8	Surrender of Certificates.

(a)          Exchange Agent.   Parent shall select a national bank or trust company satisfactory to the Company to act as the exchange agent (the “Exchange Agent ”) for the Merger and shall enter into a customary exchange agent agreement with the Exchange Agent satisfactory to the Company.

(b)          Parent to Provide Cash. At the Effective Time, Parent shall, or Parent shall cause Capgemini NA to, deliver to the Exchange Agent for exchange in accordance with this Article I the aggregate consideration payable pursuant to Section 1.6 in exchange for outstanding shares of Company Common Stock, the Company Options and the Restricted Stock. Any cash deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(c)          Exchange Procedures. Promptly following the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates of Company Common Stock (other than Excluded Shares) and each holder of option award agreements relating to Cashed-Out Options (the “Certificates”): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall otherwise be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the consideration for Company Common Stock or Cashed-Out Options, as applicable, set forth in Section 1.6. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent, the holder of record of such Certificates shall be entitled to receive in exchange therefore the cash constituting the consideration for Company Common Stock or Cashed-Out Options, as applicable, set forth in Section 1.6, and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive the consideration for Company Common Stock or Cashed-Out Options, as applicable, set forth in Section 1.6.

(d)          Required Withholding. Each of the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Certificates such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

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(e)          No Liability. Notwithstanding anything to the contrary in this Section 1.8, neither the Exchange Agent, the Surviving Corporation nor any party hereto shall be liable to a holder of Certificates for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f)           Investment of Exchange Fund. The Exchange Agent shall invest the cash included in the Exchange Fund as directed by Parent on a daily basis; provided, however, that no such investment or loss thereon shall affect the amounts payable to holders of Certificates pursuant to this Section 1.8. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to holders of Certificates pursuant to this Section 1.8 shall promptly be paid to Parent.

(g)          Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Certificates six months after the Effective Time shall, at the request of the Surviving Corporation, be delivered to the Surviving Corporation to be held in trust for such holders or otherwise according to the instruction of the Surviving Corporation, and any holders of Certificates who have not surrendered such Certificates in compliance with this Section 1.8 shall after such delivery to the Surviving Corporation, subject to Section 1.8(d), look only to the Surviving Corporation solely as general creditors for the cash constituting the Merger Consideration (which shall not accrue interest) pursuant to Section 1.6 with respect to the shares of Company Common Stock formerly represented thereby.

1.9	No Further Ownership Rights in Company Common Stock or Cashed-Out Options.

All consideration paid upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock or Cashed-Out Options, as the case may be, or by applicable law, and there shall be no further registration of transfers on the records of the Surviving Corporation of Company Common Stock or Cashed-Out Options, which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.10	Lost, Stolen or Destroyed Certificates.

In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such cash constituting the consideration for Company Common Stock or Cashed-Out Options, as applicable, as set forth in Section 1.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.11	Further Action.

At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and

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do, in the name and on behalf of the Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of the Merger.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure letter (referencing the appropriate section or subsection; provided, however, that any information set forth in one section of the disclosure letter shall be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent) supplied by the Company to Parent dated as of the date hereof (the “Company Disclosure Letter”) and subject to the disclosures set forth in the Company SEC Reports (only to the extent the qualifying nature of such disclosure is readily apparent from such Company SEC Report), as follows:

2.1	Organization; Standing and Power; Charter Documents; Subsidiaries.

(a)          Organization; Standing and Power. The Company and each of its Subsidiaries are each a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept) and each has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted. The Company and each of its Subsidiaries are in good standing and duly qualified to do business as a foreign corporation in each jurisdiction where the Company or any of its Subsidiary conducts its business, except where the failure to be so qualified and in good standing would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. For purposes of this Agreement, “Subsidiary,” when used with respect to any party, shall mean any corporation, association, business entity, partnership, limited liability company or other Person of which such party, either alone or together with one or more Subsidiaries or by one or more Subsidiaries (i) directly or indirectly owns or controls securities or other interests representing more than 50% of the voting power of such Person or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body. Notwithstanding the foregoing definition, the parties hereby agree that SSS Holdings Corporation Ltd. and its Subsidiaries are not “Subsidiaries” of the Company. For purposes of this Agreement, “Contract” shall mean any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or arrangement, or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be enforceable against the Company or its Subsidiaries.

(b)          Charter Documents. The Company has Made Available (i) a true and correct copy of the amended and restated certificate of incorporation and bylaws of the Company, each as amended to date (collectively, the “Company Charter Documents”) and (ii) the certificate of incorporation and bylaws, or like organizational documents, of each of its Subsidiaries, each as amended to date, (collectively, “Subsidiary Charter Documents”),

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and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents and each such Subsidiary is not in violation of its respective Subsidiary Charter Documents.

(c)          Subsidiaries. Section 2.1(c)(i) of the Company Disclosure Letter sets forth each Subsidiary of the Company. Except as set forth in Section 2.1(c)(ii) of the Company Disclosure Schedule, the Company is the direct or indirect owner of all of the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary and all such shares have been duly authorized, validly issued and are fully paid and nonassessable, free and clear of all pledges, claims, liens, charges, encumbrances, options and security interests of any kind or nature whatsoever, other than Permitted Liens (collectively, “Liens”), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws. Except as set forth in Section 2.1(c)(iii) of the Company Disclosure Schedule, other than the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person. “Permitted Liens” shall mean any (i) Liens which arise by operation of law with respect to current Taxes not yet due and payable or for Taxes which are being contested in good faith and for which adequate reserves have been established by the Company, (ii) statutory Liens created by the Company or any of its Subsidiaries in the ordinary course of business that do not and would not reasonably be expected to materially impair the marketability, value or use and enjoyment of the asset subject to the Lien, and (iii) Liens pursuant to the Credit Agreement dated as of March 9, 2006 between the Company, LaSalle Bank, National Association and the financial institutions party thereto and the security agreements and pledge agreements relating thereto, as amended.

2.2	Capital Structure.

(a)          Capital Stock. The authorized capital stock of the Company consists of: (i) 200,000,000 shares of Company Common Stock, par value $0.001 per share, and (ii) 5,000,000 shares of undesignated preferred stock, par value $0.001 per share (the “Company Preferred Stock”). As of the close of business on October 24, 2006: (i) 40,125,655 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were issued and held by the Company in its treasury and (iii) no shares of Company Preferred Stock were issued and outstanding. No shares of Company Common Stock are owned or held by any Subsidiary of the Company. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Company Charter Documents, or any agreement to which the Company is a party or by which the Company is bound.

(b)          Company Options, Restricted Shares and Company Warrants. As of the close of business on October 24, 2006: (i) 5,128,629 shares of Company Common Stock are issuable upon the exercise of outstanding options to purchase Company Common Stock under the Company’s International, Inc. Stock Incentive Plan and the Company’s International 1998 Non-Qualified Option Plan (collectively, the “Company Stock Plans”) (such options, including the Cashed-Out Options and Non-Cashed Out Options, whether payable in cash, shares or otherwise granted under or pursuant to the Company Stock Plans are referred to in this Agreement as “Company Options”), (ii) 3,263,330 of the Company Options are vested and exercisable as of the date hereof; (iii) 1,865,298 shares of Company

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Common Stock are available for future grant under the Company Stock Plans; (iv) there are no shares of Company Common Stock issuable upon the exercise of outstanding options to purchase Company Common Stock that were not issued under the Company Stock Plans; (v) 303,455 shares of Restricted Stock are issued and outstanding under the Company Stock Plans; (vi) there are no shares of Restricted Stock that were not issued under the Company Stock Plans; (vii) 463,286 shares of Company Common Stock are issuable under the ESPP; and (viii) 596,064 shares of Company Common Stock are issuable upon the exercise of the Class A Common Stock Purchase Warrant dated September 4, 2003 and the Warrant to Purchase Common Stock No. CA-002 dated September 14, 2000 (the “Company Warrants”). Section 2.2(b) of the Company Disclosure Letter sets forth a list of each outstanding Company Option and Company Warrant: (a) the name of the holder of such Company Option or Company Warrant, (b) the number of shares of Company Common Stock subject to such Company Option or Company Warrant, (c) the exercise price of such Company Option or Company Warrant, (d) the date on which such Company Option or Company Warrant was granted or issued, (e) for each Company Option, the Company Stock Plan under which such Company Option was issued and whether such Company Option is an “incentive stock option” (as defined in Section 422 of the Code) or a nonqualified stock option, (f) for each Company Option, whether such Company Option is held by a Person who is not an employee of the Company or any of its Subsidiaries, (g) the applicable vesting schedule, if any, and the extent to which such Company Option or Company Warrant is vested and exercisable as of the date hereof, and (h) the date on which such Company Option or Company Warrant expires. Section 2.2(b) of the Company Disclosure Letter sets forth a list of each outstanding Restricted Stock: (a) the name of the holder of such Restricted Stock, (b) the date on which such Restricted Stock was granted or issued, (c) for each outstanding share of Restricted Stock, the Company Stock Plan under which such Restricted Stock was issued, (d) for each outstanding share of Restricted Stock, whether such Restricted Stock is held by a Person who is not an employee of the Company or any of its Subsidiaries, and (e) the applicable vesting schedule, if any, and the extent to which such Restricted Stock is vested and freely transferable as of the date hereof. All shares of Company Common Stock subject to issuance under the Company Stock Plans and the Company Warrants, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. All grants of Company Options and Company Warrants were validly issued and approved by the Board of Directors of the Company in compliance with Legal Requirements. None of the Company Options or Company Warrants (x) except as set forth in the Company Financials, was granted with exercise prices below fair market value on the date of grant, (y) grants involved “back dating” “forward dating”, “spring loading” or similar practices. Except as set forth in Section 2.2(b) of the Company Disclosure Letter, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting or exercisability of any Company Option or Company Warrant as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events). There is no outstanding or authorized stock appreciation, phantom stock, profit participation, restricted stock, performance shares or other similar rights with respect to the Company other than as set forth in this Section 2.2(b).

(c)          Voting Debt. No bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or

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voting stock of the Company, are issued or outstanding as of the date hereof (collectively, “Voting Debt”).

(d)          Other Securities. Except as otherwise set forth in Section 2.2(b) or Section 2.2(d) of the Company Disclosure Letter, as of the date hereof, there are no securities, options, warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Voting Debt, other voting securities or any securities convertible into shares of capital stock, Voting Debt or other voting securities of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking of any kind. There are no Contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (ii) dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries. The Company is not a party to any voting agreement with respect to shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries and there are no irrevocable proxies and no voting agreements, voting trusts, rights plans, anti-takeover plans or registration rights agreements with respect to any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party or by which any of them are bound. There are no outstanding contractual commitments of the Company or any of its Subsidiaries that obligate the Company or its Subsidiaries to make a capital contribution in any other Person. For purposes of this Agreement, “Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, directive, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(e)          Dividends. Except as set forth in Section 2.2(e) of the Company Disclosure Letter, the Company has never declared or made any dividends or distributions of Company Common Stock or dividends or distributions of securities convertible into, or exchangeable for, Company Common Stock. All dividends or distributions of securities convertible into Company Common Stock authorized and declared or made by any Subsidiary of the Company have been paid in full.

2.3	Authority; No Conflict; Necessary Consents.

(a)          Authority. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject, in the case of consummation of the Merger, to obtaining the adoption of this Agreement by the Company’s stockholders as contemplated in Section 5.2. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the adoption of this Agreement by the

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Company’s stockholders as contemplated by Section 5.2 and the filing of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of Company capital stock necessary to adopt this Agreement and consummate the Merger and the other transactions contemplated hereby. The Board of Directors of the Company has, by resolution duly adopted by all directors present and voting at a meeting duly called and held and not subsequently rescinded or modified (except as is permitted pursuant to Section 5.3(d) hereof or for clerical or administerial modifications), duly (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and declared the Merger to be advisable, (ii) duly and validly approved this Agreement and the transactions contemplated thereby, including the Merger, and taken all corporate actions required to be taken by the Company’s Board of Directors to authorize the consummation of the Merger, and (iii) recommended that the stockholders of the Company adopt this Agreement and directed that such matter be submitted to the Company’s stockholders at the Stockholders’ Meeting. This Agreement has been duly executed and delivered by the Company and assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity.

(b)          No Conflict. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby will not (i) conflict with or violate any provision of the Company Charter Documents or any Subsidiary Charter Documents, (ii) subject to obtaining the adoption of this Agreement by the Company’s stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.3(c), conflict with or violate any material Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible) is bound or affected or (iii) except as set forth in Section 2.3(b)(i) of the Company Disclosure Letter result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of any Company Material Contract, or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries other than Permitted Liens. Section 2.3(b)(ii) of the Company Disclosure Letter lists all consents, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated hereby under any Company Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or any of their properties or assets is bound or affected, which if, individually or in the aggregate, not obtained, would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole or result in the Company or any of its Subsidiaries incurring any material penalties or other financial obligations or to materially and adversely affect the ability of the parties hereto to consummate the Merger as contemplated.

(c)          Necessary Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, arbitral body, administrative agency or commission or other Governmental Entity or instrumentality, or any

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quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-Governmental Entity (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or Parent are qualified to do business, (ii) the filing of the Proxy Statement with the United States Securities and Exchange Commission (the “SEC”) in accordance with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, (iii) the filing of the Notification and Report Forms with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”) and the expiration or termination of the applicable waiting period under the HSR Act and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required by any competent merger control authority or the expiration of any applicable waiting period and the absence of an order by any competent authority or court preliminarily or permanently prohibiting the transaction pursuant to any applicable mandatory competition laws of any country, (iv) approval of the Company’s stockholders as contemplated in Section 5.2, (v) such other filings and notifications as may be required to be made by the Company under federal, state or foreign securities laws or the rules and regulations of the Nasdaq Global Market and (vi) such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which if not obtained or made would not, individually or in the aggregate, reasonably be expected to materially affect the ability of any of the parties hereto to consummate the Merger as contemplated in the absence of the need for such consent, waiver, approval, order, authorization, registration, declaration or filing or to have a Material Adverse Effect on the Company. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (vi) above are referred to herein as the “Necessary Consents.”

2.4	SEC Filings; Financial Statements; Internal Controls.

(a)          SEC Filings. The Company has filed timely all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since March 11, 2004. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents, as each of the foregoing have been amended since the time of their filing (including those that the Company may file subsequent to the date hereof), are referred to herein as the “Company SEC Reports.” As of their respective dates, the Company SEC Reports (i) were prepared in accordance with, and complied in all material respects with, the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, or the Sarbanes-Oxley Act of 2002 (“SOX”), as the case may be, and, in each case, the rules and regulations promulgated thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such subsequent filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act. The

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Company has Made Available complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC (but that are required to be filed with the SEC) to all Contracts and other documents that previously had been filed by the Company with the SEC and are currently in effect. The Company has Made Available true, correct and complete copies of all correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other, since March 11, 2004, including but limited to all SEC comment letters and responses to such comment letters by or on behalf of the Company. Except as set forth in Section 2.4(a) of the Company Disclosure Letter, as of the date hereof, none of the Company SEC Reports are the subject of ongoing SEC review or outstanding SEC comment. The Company and each of its officers and directors are in compliance with, and have complied, in each case in all material respects with (i) the applicable provisions of SOX and the related rules and regulations promulgated under or pursuant to such act and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq Capital Market. Each of the principal executive officers of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or Rule 15d-14 under the Exchange Act or Sections 302 and 906 of SOX with respect to the Company SEC Reports. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.

(b)          Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports, other than the financial statements of SSS Holdings Corporation Ltd. (the “Company Financials”), including each Company SEC Report filed after the date hereof until the Closing: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements or pro forma financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act) and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated. The Company does not intend to correct or restate in any material respect and, to the Knowledge of the Company, there is not any basis to correct or restate, any of the Company Financials. The unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as of September 30, 2006 (to be filed in Company SEC Reports following the date hereof) is hereinafter referred to as the “Company Balance Sheet.” Except as set forth in the Company Financials, since the date of the Company Balance Sheet, neither the Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise, either matured or unmatured) of a nature required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statement prepared in accordance with GAAP, except for (i) liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice, (ii) liabilities incurred in connection with this Agreement or the transactions contemplated hereby and (iii) liabilities, which individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company has not had any dispute with any of its auditors regarding material accounting matters or policies during any of its past three full fiscal years or during the current fiscal year-to-date. Neither

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the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, which constitutes or would constitute an “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC).

(c)          Internal Controls. The Company has established and maintains a system of internal controls over financial reporting required by Rules 13a-15(f) or 15d-15(f) of the Exchange Act which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP (including the Company Financials) including policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries on a consolidated basis, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with the appropriate authorizations of management and the Board of Directors of the Company, (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries that could have a material effect on the Company’s consolidated financial statements and (iv) provide reasonable assurance that any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the ability to record, process, summarize and report financial information, and any fraud, whether or not material, that involves the Company’s management or other Employees who have a significant role in the preparation of financial statements or the Company’s internal controls over financial reporting utilized by the Company, are adequately and promptly disclosed to the Company’s independent auditors and the audit committee of the Company’s Board of Directors. None of the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any Employee thereof or the Company’s independent auditors, have identified or been made aware of (i) any significant deficiency or material weakness in the system of internal controls utilized by the Company which may materially affect the Company and its Subsidiaries, taken as a whole, (ii) any fraud, whether or not material, that involves the Company’s management or other Employees who have a significant role in the preparation of financial statements or the internal controls utilized by the Company, or (iii) any claim or allegation regarding any of the foregoing.

(d)          Disclosure Controls. The Company’s disclosure controls and procedures required by Rules 13a-15(e) or 15d-15(e) of the Exchange Act are designed to ensure that all material information relating to the Company and its Subsidiaries required to be disclosed by the Company in the reports that it files or submits under the Exchange Act (i) is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and (ii) is accumulated and communicated to the Company’s management to allow timely decisions regarding required disclosure.

2.5	Absence of Certain Changes or Events.

Since the date of the Company Balance Sheet there have been no events, changes or effects with respect to the Company or its Subsidiaries that would have a Material Adverse Effect on the Company or the ability of the Company to conduct its business consistent with past practice or that are outside the ordinary course of business or would not have been permitted

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without the consent of Parent under Section 4.1(b) hereof had they occurred after the execution of this Agreement.

2.6	Taxes.

(a)          Definitions. For the purposes of this Agreement (i) “Tax” or “Taxes” shall mean (1) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions, levies, social security contributions and liabilities relating to taxes, based upon or measured by gross receipts, income, profits, capital gains, net assets, sales, use and occupation, and value added, ad valorem, transfer, stamp duty and stamp duty reserve tax, stamp duty land tax, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including, for the avoidance of doubt, health, unemployment, workers’ compensation and pension insurance and any amounts owned to any Governmental Entity pursuant to any laws respect escheat or unclaimed property), together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity; (2) any liability for the payment of any amounts of the type described in clause (1) of this Section 2.6(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period (including any arrangement for group or consortium Tax relief or similar arrangement) and (3) any liability for the payment of any amounts of the type described in clauses (1) or (2) of this Section 2.6(a) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement or otherwise obligated to make any payment determined by reference to the Tax liability of a third party; and (ii) “Tax Return” shall mean any return, report, form or other document (including estimated returns and reports, returns and reports relating to withholding Taxes, information returns or reports or any schedule attachment or amendment of any such item) filed or required to be filed with respect to Taxes.

(b)          Tax Returns and Audits. Except as set forth in Section 2.6(b) of the Company Disclosure Letter:

(i)           The Company and each of its Subsidiaries have (a) timely filed or caused to be filed all federal, state, local and foreign income Tax Returns and all other material Tax Returns required to be filed relating to Taxes concerning or attributable to the Company or any of its Subsidiaries, and such Tax Returns are true, correct, and complete and have been completed in accordance with applicable Legal Requirements and (b) timely paid or withheld (and timely paid over any withheld amounts to the appropriate Governmental Entity) all material Taxes required to be paid or withheld whether or not shown as due on any Tax Return, other than Taxes for which an adequate reserve has been accrued or established on the Company’s Balance Sheet.

(ii)          None of the Company or any of its Subsidiaries has any Tax deficiency or adjustment outstanding, assessed or proposed against it for which adequate reserves have not been established on the Company’s Balance Sheet, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

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(iii)         No audit or other examination of any Tax Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or examination.

(iv)         No adjustment relating to any Tax Return filed by the Company or any of its Subsidiaries has been proposed by any Tax authority to the Company or any of its Subsidiaries or any representative thereof that remains unpaid or for which adequate reserves have not been established on the Company’s Balance Sheet.

(v)          None of the Company or any of its Subsidiaries has in the past five (5) years constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(vi)         None of the Company or any of its Subsidiaries has engaged in a transaction that is the same as or substantially similar to one of the types of tax avoidance transactions that the Internal Revenue Service identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2), which could have an affect on the Company’s or such Subsidiary’s Taxes for a year not closed by the applicable statute of limitations.

(vii)       The Company and its Subsidiaries are in compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order in the United States or any foreign jurisdiction.

(viii)      Neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the date of the Company Balance Sheet other than Taxes incurred in the ordinary course of business which are consistent in type and amount with Taxes attributable to prior periods.

(ix)         None of the Company or any of its Subsidiaries has (a) ever been a member of an affiliated group (within the meaning of Code § 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company or a Subsidiary), (b) ever been a party to any Tax sharing, indemnification or allocation or group payment agreement or arrangement, (c) any liability for the Taxes of any Person (other than Company or any of its Subsidiaries), under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law including any arrangement for group or consortium Tax relief or similar arrangement), as a transferee or successor, by contract or agreement, or otherwise and (d) ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

(x)          None of the Company or its Subsidiaries will be required to include any income or gain or exclude any deduction or loss from taxable income (except to the extent adequate reserves have been established on the Company’s Balance Sheet) as a result of (a) any adjustment under Section 481(c) of the Code, (b) closing agreement under Section 7121 of the Code, (c) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code, (d) Section 482 of the Code (or in the case of each of (a), (b), (c) and (d)), under any similar provision of applicable state, local or foreign law, (e) installment sale or open transaction disposition or (f) prepaid amount.

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(xi)         The Company and its Subsidiaries has been resident in its jurisdiction of incorporation for corporation tax purposes; each of is not and has not been treated as resident or belonging, or subject to Tax in any other jurisdiction for any Tax purpose. The Company and its Subsidiaries have made all claims necessary to obtain relief from double taxation for all material items under any relevant bilateral convention relating to double taxation in respect of income, profits, gains or payments accrued.

(xii)       All material written concessions, agreements or undertakings, between the Company and its Subsidiaries and any foreign Tax authorities regarding or affecting the future taxation treatment of the Company have been disclosed in the Company Disclosure Letter.

(xiii)      None of the Company or any of its Subsidiaries has within the past three years suffered any material non-routine investigation or audit by any taxation or excise authority.

(xiv)      None of the Company or any of its Subsidiaries have any current liability to make any payment that has not been adequately reserved for on the Company’s Balance Sheet pursuant to an indemnity, guarantee or covenant entered into before the date of this Agreement under which the Company or its Subsidiaries agreed to meet or pay a sum equivalent to or by reference to another person’s liability for Taxes.

(xv)        There are no liens for Taxes upon any of the assets of the Company or any of its Subsidiaries, other than liens for Taxes not yet due and payable.

(xvi)      The Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(xvii)     The Company and its Subsidiaries have adequately reserved for any liability associated with their transfer pricing method.

2.7	Intellectual Property.

(a)          For purposes of this Agreement “Intellectual Property” shall mean all proprietary rights and other rights in and to: (i) trademarks, service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin, including all applications for registration thereof and all renewals, modifications and extensions thereof (“Trademarks”); (ii) patents, including design patents and utility patents, reissues, divisions, continuations-in-part and extensions thereof, in each case including all applications therefore (“Patents”); (iii) inventor’s certifications and invention disclosures; (iv) works of authorship, whether copyrightable or not, copyrights, copyright registrations and applications of registration of copyrights and all renewals, modifications and extensions thereof, mask works, moral rights and design rights (“Copyrights”); (v) computer systems, including programs, software, object and source code, databases, algorithms, and documentation therefore, in each case including all copyrights therefore (“Computer Systems”); (vi) trade secrets and other protectable information, including ideas, formulas, compositions, technical documentation, operating manuals and guides, plans, designs, sketches, inventions, product specifications, engineering reports and drawings, manufacturing and production processes and techniques; drawings, specifications, research records, invention records and technical data; and all other know-how, protected by patent, copyright or trade secret law; (vii) registrations of, and applications to register, any of the foregoing

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with any Governmental Entity and any renewals or extensions thereof; (viii) methodologies and tools; and “Company Registered Intellectual Property” shall mean the applications, registrations and filings for Company Intellectual Property Rights (as defined below) that have been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Entity by or in the name of the Company or any of its Subsidiaries.

(b)          The Company or its Subsidiaries are the sole and exclusive owners of, or have the valid and transferable right to use, all Intellectual Property listed in Section 2.7(b) of the Company Disclosure Letter (the “Company Intellectual Property Rights”). The Company or its Subsidiaries own or have the valid right to use all material Intellectual Property used in the business of the Company and its Subsidiaries as currently conducted. None of the Company Intellectual Property Rights is subject to any outstanding judgment, order, decree, stipulation or injunction. There is no claim pending or threatened which challenges the legality, validity, enforceability, or any of the Company’s or any of its Subsidiaries’ use or ownership of, any of the Company Intellectual Property Rights.

(c)          No breach or default (or event which with notice or lapse of time or both would result in an event of default) by the Company or any of its Subsidiaries exists or has occurred under any license or other agreement pursuant to which the Company or any of its Subsidiaries uses any Intellectual Property owned by a third party or has granted any third party the right to use its Intellectual Property.

(d)          The Company or its Subsidiaries owns or has the right to use all items of Intellectual Property necessary to provide, produce, sell and license the services currently provided and sold by the Company and its Subsidiaries and to conduct the business of Company and its Subsidiaries as currently conducted free and clear of all Liens other than Permitted Liens.

(e)          Except as set forth in Section 2.10 of the Company Disclosure Letter, the conduct of the Company’s or its Subsidiaries’ business, the Company Intellectual Property Rights and the services provided and sold by the Company and its Subsidiaries do not infringe any Intellectual Property rights of any Person or give rise to any material claim or obligations to any Person as a result of co-authorship, co-inventorship, or an express or implied contract for any use or transfer. Except as set forth in Section 2.10 of the Company Disclosure Letter, none of the Company or its Subsidiaries has received any written notice of any allegations or threats that the Company’s or its Subsidiaries’ use of any Intellectual Property infringes upon or is in conflict with any Intellectual Property of any other Person.

(f)           All of the Company Registered Intellectual Property has been duly registered, filed in or issued, as the case may be, has been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations, and the Company or its Subsidiary is the record owner thereof. The Company and each of its Subsidiaries has maintained the confidentiality of its trade secrets, and there have been no acts or omissions by the Company or any of its Subsidiaries, the result of which would be to compromise the rights of the Company or any of its Subsidiaries to apply for, obtain or enforce appropriate legal protection of such trade secrets.

(g)          No present or former employee, officer, or independent contractors of the Company or any of its Subsidiaries has any right, title or interest, directly or indirectly, in whole or in part, in any of the Company Intellectual Property Rights.

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(h)          (i) The Company’s material Intellectual Property is subsisting, in full force and effect, is valid and enforceable, and (in the case of Company Registered Intellectual Property) has not expired or been cancelled or abandoned, except where such expiration, cancellation or abandonment is consistent with the exercise of reasonable business judgment, (ii) neither the Company nor any of its Subsidiaries has done, or failed to do, any act or thing which may materially prejudice the validity or enforceability of any of the Company’s Intellectual Property, (iii) all necessary registration, maintenance and renewal fees currently due have been paid, and all necessary documents, recordations and certificates have been filed, for the purposes of maintaining such Company Registered Intellectual Property, in each case, other than in connection with any registrations that the Company or its Subsidiaries has abandoned in the ordinary course of business and (iv) neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, no third party has done, or failed to do, any act or thing which would allow a third party the right to seek cancellation or modification of any material Intellectual Property of the Company.

(i)           Schedule 2.7(i) of the Company Disclosure Letter sets forth a complete and accurate list of all agreements granting to third parties any material right to use or practice any material rights under the Company Intellectual Property Rights, other than customer Contracts entered into in the ordinary course of business. There are no licenses granted to or by the Company or any of its Subsidiaries, other than as disclosed in Section 2.7(i) of the Company Disclosure Letter and customer Contracts entered into in the ordinary course of business.

2.8	Restrictions on Business Activities.

Other than customer Contracts entered into in the ordinary course of its business that contain non-compete provisions with respect to the business of the customer and which do not prohibit or impair the business practice of the Company or its Subsidiaries in such a way as to be material and adverse to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries is party to or bound by any Contract containing any covenant limiting in any material respect the right of the Company or any of its Subsidiaries to engage or compete in any line of business or to compete with any Person.

2.9	Governmental Authorizations.

Each material consent, license, permit, grant or other authorization (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any material interest in any of their respective properties or (ii) which is required for the operation of the Company’s or any of its Subsidiaries’ business as currently conducted or currently contemplated to be conducted or the holding of any such interest (collectively, “Governmental Authorizations”) has been issued or granted to the Company or any of its Subsidiaries, as the case may be, and are in full force and effect. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notification that any suspension or cancellation of any of the Governmental Authorizations is pending or, to the Knowledge of the Company, threatened and the Company and its Subsidiaries are in compliance in all material respects with the terms of the Governmental Authorizations.

2.10	Litigation.

Except as set forth in Section 2.10(a) of the Company Disclosure Letter, there is no material action, suit, claim or any other proceeding (including any administrative proceeding)

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pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective properties (tangible or intangible). As of the date of this Agreement, there is no material investigation or other proceeding pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective properties (tangible or intangible) by or before any Governmental Entity. Except as set forth in Section 2.10(b) of the Company Disclosure Letter, there has not been since January 1, 2003, nor are there currently, any material internal investigations or inquiries being conducted by the Company, any of its Subsidiaries, the Company’s Board of Directors (or any committee thereof) or any third party, either at the request of any of the foregoing or otherwise concerning any financial, accounting, tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues. As of the date of this Agreement, there is no material action, suit, proceeding, arbitration or, to the Company’s Knowledge, investigation involving the Company or any of its Subsidiaries that the Company or any of its Subsidiaries presently intends to initiate.

2.11	Compliance with Laws.

Neither the Company nor any of its Subsidiaries is in violation or default in any material respect of any material Legal Requirements applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is bound or any of their respective properties is bound or affected. There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or would be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries in such a way as to be material and adverse to the Company and its Subsidiaries, taken as a whole.

2.12	Environmental and Health and Safety Matters.

(a)          Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Environmental or Health and Safety Claim” means any claim, action, cause of action, suit, proceeding, investigation, order, written demand or notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of, or exposure to, any Materials of Environmental Concern at any location, whether or not owned or operated by the Company or any of its Subsidiaries; or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or Health and Safety Law.

“Environmental Laws” mean all federal, state, local and foreign laws, regulations, ordinances, and common law relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including, without limitation, laws and regulations relating to (i) emissions, discharges, releases or threatened releases of, or exposure to, Materials of Environmental Concern, (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, and (iii) recordkeeping, notification, disclosure and reporting requirements regarding Materials of Environmental Concern.

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“Health and Safety Laws” mean all federal, state, local and foreign laws, regulations, ordinances and common law relating to the health and safety of the Employees of any Person.

“Materials of Environmental Concern” means hazardous chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, toxic fungus, toxic mold, mycotoxins or other hazardous substances that would reasonably be expected to have an adverse effect on human health or the environment.

(b)          Environmental and Health and Safety Compliance. The Company and its Subsidiaries are in material compliance with all Environmental Laws and Health and Safety Laws, which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all material permits and other material governmental authorizations required under the Environmental Laws, and Health and Safety Laws, and material compliance with the terms and conditions thereof. Neither the Company nor any of its Subsidiaries have received any written communication from a Governmental Entity, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries are not in such compliance and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with such compliance in the future.

(c)          Environmental or Health and Safety Liabilities. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or any of its Subsidiaries, there is no Environmental and Health and Safety Claim pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or against any Person whose liability for any Environmental and Health and Safety Claim the Company or any of its Subsidiaries have retained or assumed either contractually or by operation of law. In addition, there have been no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that would reasonably be expected to form the basis of any material claim under an Environmental Law against the Company, any of its Subsidiaries or against any Person whose liability for any such claim the Company or any of its Subsidiaries have retained or assumed either contractually or by operation of law, or otherwise result in any material costs or liabilities under Environmental Law.

(d)          Environmental and Health and Safety Information. Except as set forth in Section 2.12(d) of the Company Disclosure Letter, there are no material assessments, reports, data, results of investigations or audits, or other information that is in the possession of or reasonably available to the Company or its Subsidiaries regarding environmental matters pertaining to or the environmental condition of the business of the Company and its Subsidiaries, or the compliance (or noncompliance) by the Company and its Subsidiaries with any Environmental Laws or Health and Safety Laws.

(e)          Environmental and Health and Safety Obligations. Neither the Company nor any of its Subsidiaries are required by virtue of applicable law or regulations or as a result of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Materials of Environmental Concern, (ii) to remove or remediate Materials of Environmental Concern, (iii) to receive approval from any Governmental Entity under Environmental Law

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or (iv) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters.

2.13	Brokers’ and Finders’ Fees

Except as set forth in Section 2.13 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor has the Company or any of its Subsidiaries entered into any indemnification agreement or arrangement with any Person in connection with this Agreement and the transactions contemplated hereby.

2.14	Transactions with Affiliates

Except as set forth in the Company SEC Reports, since the date of the Company’s last proxy statement filed with the SEC, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

2.15	Employee Benefit Plans and Compensation.

(a)          Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Company Employee Plan” shall mean any “employee benefit plan,” within the meaning of Section 3(3) of ERISA and any other plan, program, policy, practice, contract, agreement or other similar arrangement providing for compensation, bonus, incentive compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, welfare benefits, retirement benefits, fringe benefits, leaving service, termination indemnity, long service awards or other employee benefits or remuneration of any kind, funded or unfunded, which is or, within the immediately preceding five-year period, has been maintained, contributed to, or required to be contributed to, by the Company, any of its Subsidiaries or any ERISA Affiliate for the benefit of any U.S. Employee, or with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate has or reasonably could have any liability or obligation with respect to any U.S. Employee.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“DOL” shall mean the United States Department of Labor.

“Employee” shall mean any current or former employee, consultant, independent contractor or director of the Company, any of its Subsidiaries or any ERISA Affiliate, excluding consultants and independent contractors who are not individuals.

“Employee Agreement” shall mean each management or employment agreement, any material severance, separation or settlement agreement, or any consulting or repatriation, expatriation or other similar agreement (including any offer letter which provides for any term of employment other than employment at will) except to the extent necessary to comply with applicable Legal Requirements or terminable by the Company or

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any of its Subsidiaries on no more than 30 days notice without liability or financial obligation to the Company or any of its Subsidiaries, or any agreement providing for acceleration of Company Options between the Company, any of its Subsidiaries or any ERISA Affiliate and any Employee pursuant to which the Company or any of its Subsidiaries has or reasonably could have any current or future liabilities or obligations.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any other Person under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“International Employee Plan” shall mean each employee benefit or compensation plan, program, policy, practice, contract, agreement or other similar arrangement that has been adopted or maintained by the Company, any of its Subsidiaries or any ERISA Affiliate or with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate will have any liability, for the benefit of Employees who perform services outside the United States.

“IRS” shall mean the United States Internal Revenue Service.

“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“WARN” shall mean the Worker Adjustment and Retraining Notification Act of 1988.

(b)          Schedule. Section 2.15(b)(i) of the Company Disclosure Letter contains a correct and complete list (anonymalised if required by law) of each material Company Employee Plan and each material Employee Agreement, other than any such Employee Agreement that is a consulting or contractor agreement which provides for obligations of less than $200,000 per year, and the Company has Made Available a copy of all such Employee Agreements. Section 2.15(b)(ii) of the Company Disclosure Letter sets forth a table setting forth the name, base salary, country of employment and start date of each current employee of the Company and each of its Subsidiaries where base salary exceeds $200,000 per year as of the date hereof. To the Knowledge of the Company, no employee listed on Section 2.15(b)(ii) of the Company Disclosure Letter intends to terminate his or her employment for any reason as of the date of this Agreement and, as of the date hereof, there are no grounds on which the Company or any of its Subsidiaries is contemplating giving any such employee notice to terminate his or her employment. Section 2.15(b)(iii) of the Company Disclosure Letter contains an accurate and complete list of all Persons (other than an Employee) that have a consulting or advisory relationship with the Company or any of its Subsidiaries that is subject to ongoing obligations in excess of $200,000 per year, other than a person whose relationship is terminable by the Company or any of its Subsidiaries on no more than 30 days notice without liability or financial obligation to the Company or any of its Subsidiaries.

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(c)          Documents. The Company and each of its Subsidiaries has Made Available (i) correct and complete copies of the plan document for each Company Employee Plan listed on Section 2.15(b)(i) of the Company Disclosure Letter, including all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, and any other regulatory filings, approvals or registrations required by applicable Legal Requirements, including but not limited to ERISA or the Code, in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (vi) all communications material to any Employee or Employees relating to any Company Employee Plan relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which could result in any liability to the Company or any of its Subsidiaries, (vii) all material correspondence to or from any Governmental Entity relating to any Company Employee Plan, and (viii) a current IRS determination or opinion letter issued with respect to each Company Employee Plan.

(d)	Employee Plan Compliance.

(i)           The Company and each of its Subsidiaries have performed all material obligations required to be performed by them under, and are not materially in default or violation in any respect of, and the Company and each of its Subsidiaries have no Knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established, administered and maintained in accordance with its terms and in material compliance with all applicable Legal Requirements including ERISA and the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a current favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. No condition exists to the Knowledge of the Company that would reasonably be expected to adversely affect such qualified status. Neither the Company nor any Subsidiary or ERISA Affiliate has engaged in, and to the Knowledge of the Company, no other person has engaged in a “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, that is not otherwise exempt under Section 408 of ERISA, with respect to any Company Employee Plan.

(ii)          There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened against or relating to any Company Employee Plan or Employee Agreement or against the assets of any Company Employee Plan, other than (A) routine claims for benefits or (B) as set forth in Section 2.15(d)(ii) of the Company Disclosure Letter. Subject to applicable Legal Requirements, each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company, any of its Subsidiaries or any ERISA Affiliate (other than ordinary administration expenses or with respect to benefits previously earned, vested or accrued thereunder).

(iii)        There are no audits, inquiries or proceedings pending or to the Knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Entity

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with respect to any Company Employee Plan, other than any such proceeding that would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate is subject to any material penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 (including 4980B) of the Code.

(iv)         The Company and each of its Subsidiaries have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan, except to the extent the failure to make such contributions and other payments would not result in a Material Adverse Effect to the Company.

(e)          No Pension Plan. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to, any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(f)           Self-Insured Plan. Except as set forth in Section 2.15(f) of the Company Disclosure Letter, neither the Company, any of its Subsidiaries nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured Company Employee Plan that is an “employee welfare benefit plan,” within the meaning of Section 3(1) of ERISA that provides benefits to Employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(g)          Collectively Bargained, Multiemployer and Multiple-Employer Plan. At no time has the Company, any of its Subsidiaries or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA) or any similar plan in any non-U.S. jurisdiction. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any multiple employer plan described in Section 413 of the Code.

(h)          Post-Employment Obligations. Except as set forth in Section 2.15(h) of the Company Disclosure Letter, no Company Employee Plan or Employee Agreement provides, or reflects or represents any liability on the part of the Company, any of its Subsidiaries or any ERISA Affiliate to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirement, and, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has ever represented, promised or contracted to or with any Employee (either individually or to Employees as a group) in writing that such Employee would be provided with post-termination or retiree life insurance, health or other employee welfare benefits, except to the extent required by applicable Legal Requirements.

(i)           Effect of Transaction. Except as set forth in Section 2.15(i) or Section 2.2(b) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or any termination of employment or service or any other event in connection therewith will (i) result in any payment (including retirement, severance, change in control, golden parachute, retention payment, bonus or otherwise but excluding payments required to be made by law), becoming due to any Employee or funding of any such payment, (ii) result in any forgiveness of

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indebtedness, or (iii) materially increase any compensation or benefits otherwise payable by the Company or any Subsidiary.

(j)           Parachute Payments; 409A; Executive Compensation Tax. Except as set forth in Section 2.15(j) of the Company Disclosure Letter, there is no agreement, plan, arrangement or other contract covering any Employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. Except as set forth in Section 2.15(j) of the Company Disclosure Letter, the Company is not party to any contract, agreement or arrangement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. Except as set forth in Section 2.15(j) of the Company Disclosure Letter, there is no agreement, plan, arrangement or other contract by which the Company or any of its Subsidiaries is bound to compensate any Employee for excise taxes paid pursuant to Sections 4999 or 409A of the Code. The Company Employee Plans and Employee Agreements have been administered in compliance in all material respects with Section 409A of the Code. Prior to the date of this Agreement, the Company has not undergone a change in ownership or effective control as defined in Section 280G of the Code and the regulations promulgated thereunder. Except as set forth in Section 2.15(j) of the Company Disclosure Letter, there is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any Employee of the Company or any of its Subsidiaries, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

(k)          Employment Matters. Except as set forth in Section 2.10 of the Company Disclosure Letter, the Company and each of its Subsidiaries are and have been in compliance in all material respects with all applicable Legal Requirements respecting employment, employment practices, terms, conditions and classifications of employment, employee safety and health, immigration status, employment discrimination, disability rights or benefits, labor relations, employee leave requirements, plant closures and layoffs, affirmative action, whistleblower protections and wages and hours and, in each case, with respect to Employees (i) are not liable for any arrears of material wages or other remunerations, accrued holiday pay, expenses, bonus, commission, penalties, severance pay or any Taxes, any material penalty or any other payment for failure to comply with any of the foregoing (other than any such liabilities incurred and paid in the normal course of business and consistent with past practice) and (ii) are not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). Except as set forth in Section 2.10 of the Company Disclosure Letter, there are no actions, grievances, investigations, suits, claims, charges or administrative matters pending, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to any Employee that would reasonably be expected to result in a material liability to the Company and its Subsidiaries taken as a whole. There are no pending or, to the Knowledge of the Company, threatened claims or actions against the Company, any of its Subsidiaries, any Company trustee or any trustee of any Subsidiary under any worker’s compensation policy or long-term disability policy that would reasonably be expected to result in a material liability to the Company and its Subsidiaries taken as a whole. No person

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previously employed or engaged by the Company or its Subsidiaries has provided written notice to the Company or any Subsidiary and is currently asserting a statutory or contractual or other right to return to work or to be re-instated or re-engaged by the Company or its Subsidiaries.

(l)           Works’ Councils. Neither the Company nor any of its Subsidiaries is subject to any non-U.S. works’ councils or similar organizations. Neither the Company nor any of its Subsidiaries is presently nor has it been in the past a party to, or bound by, any agreements, contract or other arrangement with any non-U.S. works council or similar organization with respect to Employees. The consummation of the Merger and the other transactions contemplated by this Agreement will not entitle any third party (including any works’ council, labor union or labor organization) to any payments under any collective bargaining agreement, labor agreement or any similar agreement or arrangement to which the Company or any of its Subsidiaries is subject or require the Company or any of its Subsidiaries to consult with any works’ council or similar labor relations body.

(m)         Labor. No work stoppage, slowdown, lockout or labor strike against the Company or any of its Subsidiaries is current or pending or, to the Knowledge of the Company, threatened nor has there been any such occurrence for the past five years. The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees or of any activities or proceedings to recognize any trade union or similar body. Except as set forth in Section 2.10 of the Company Disclosure Letter, there are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened by or on behalf of any Employee or involving any Employee relating to any labor or employment matters including, without limitation, labor practices, employment practices, terms, conditions and classifications of employment, employee safety and health, immigration status, employment discrimination, disability rights or benefits, labor relations, employee leave requirements, plant closures and layoffs, affirmative action, whistleblower protections, wages or other remuneration and hours. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or any unfair labor practice under any comparable state, local or foreign law that is reasonably expected to result in a material liability to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement, union contract or similar agreement with respect to Employees and no such agreement is being negotiated by the Company or any of its Subsidiaries as of the Effective Time, or expected to be negotiated prior the Closing Date. Within the past year, neither the Company nor any of its Subsidiaries has incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied, and no terminations prior to the Closing Date shall result in unsatisfied liability or obligation under WARN or any similar state or local law. No employee of the Company or any of its Subsidiaries has experienced an employment loss, as defined by the WARN Act or any similar applicable state or local law requiring notice to employees in the event of a closing or layoff, within ninety days prior to the date of this Agreement.

(n)	International Employee Plans.

(i)           Section 2.15(n)(i) of the Company Disclosure Letter contains a correct and complete list (anonymalised if required by law) of each material International Employee Plan. The Company and each of its Subsidiaries has Made Available correct and

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complete copies of each material document related to each such International Employee Plan (including, without limitation, each plan document and all amendments thereto).

(ii)          Except as (A) is required under any Legal Requirements or (B) otherwise set forth in Section 2.15(n)(i) of the Company Disclosure Letter, the foregoing representations contained in Sections 2.15(d) through 2.15(m) are accurate in all material respects with respect to Employees located outside the United States and International Employee Plans, to the extent applicable. Each International Employee Plan has been established, maintained and administered in compliance in all material respects with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. No International Employee Plan has material unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. All benefits under each International Employee Plan (other than those which are fully insured) are calculated on a money purchase basis only and there is no obligation on the Company or any of its Subsidiaries or under an International Employee Plan to provide any specified level of benefits (other than in the case of those benefits which are fully insured). Except as required by law or in relation to benefits previously vested, earned or accrued, or pursuant to the terms of an Employee Agreement disclosed in Section 2.15(b)(i) of the Company Disclosure Letter, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason.

(o)          Seconded Employees. Each Subsidiary that operates in India is in compliance in all material respects with its agreements with contractors placing employees and there are no material pending claims by any person placed by such contractor asserting that such person has an Employee' Agreement with the relevant Subsidiary.

2.16	Contracts.

(a)          Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean any of the following to which the Company or any of its Subsidiaries is a party or by which it or its assets are bound: (i) any agreement relating to indebtedness for borrowed money in excess of $500,000, (ii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries; (iii) any agreement providing for the indemnification or any guarantee by the Company or a Subsidiary of the Company of any person, except an agreement entered into in the ordinary course of business, (iv) any joint venture, partnership or similar document or agreement, (v) any agreement that limits or purports to limit the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, license, pledge or otherwise dispose of any assets having an aggregate value in excess of $2.5 million, (vi) any Contract listed in Section 2.2(b) of the Company Disclosure Letter, (vii) any employment, contractor or consulting Contract with any executive officer or other employee of the Company and its Subsidiaries earning an annual salary in excess of $200,000 (and, with respect to the Company’s and its Subsidiaries’ Indian operations, any employment, contractor or consulting Contract with any executive officer or other employee earning an annual salary in excess of $50,000) or member of the Company’s Board of Directors, other than those that are terminable by the Company or any of its Subsidiaries on no more than 30 days notice without liability or financial obligation to the Company or any of its Subsidiaries; (viii) any material lease of real property; (ix)any Contract with any Key Company Client

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containing “most favored nation” provisions, (x) agreements, contracts or letter of intent regarding proposed or any pending acquisition of a Person or business, (xi) Contracts under which the Company or any of its Subsidiaries has loaned or advanced any material amounts to any Person (other than advances to Employees in the ordinary course of business), (xii) contracts under which the Company is obligated to pay an amount in excess of $2.5 million annually, and (xiii) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which could reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole; and any contract or other agreement not made in the ordinary course of business which is material to the Company and its Subsidiaries, taken as a whole, or which would prohibit or delay the consummation of the Merger or any of the transactions contemplated by this Agreement.

(b)          Schedule. Section 2.16(b) of the Company Disclosure Letter sets forth a list of all Company Material Contracts. Except as set forth in Section 2.16(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by, nor are any of their respective properties bound or affected by any Company Material Contract.

(c)          No Breach. All Company Material Contracts are valid and in full force and effect, and enforceable in accordance with their terms, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries have violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

(d)          Clients. Section 2.16(d)(i) of the Company Disclosure Letter sets forth a list of the names and addresses of the 15 largest customers (by dollar volume, indicating the same) of the Company and its Subsidiaries, taken as a whole, for the 21-month period commencing January 1, 2005 (the “Key Company Clients”). Between October 1, 2005 and the date hereof, none of the Key Company Clients has canceled or otherwise terminated its contract or relationship with the Company or any of its Subsidiaries or has materially decreased its usage of the services of the Company or any of its Subsidiaries (except for decreases which are, to the Knowledge of the Company, primarily attributable to the satisfactory completion of specific projects in the ordinary course of business) and, to the Knowledge of the Company, there has been no material adverse change in the business relationship of the Company and Subsidiaries, taken as a whole, with any Key Company Client. Except as set forth on Section 2.16(d)(ii) of the Company Disclosure Letter, to the Knowledge of the Company, no such client intends to cancel or otherwise terminate its relationship with the Company or its Subsidiaries or to materially decrease its usage of the services of the Company or its Subsidiaries (except for decreases primarily attributable to the satisfactory completion, to the Knowledge of the Company, of specific projects in the ordinary course of business), except for such of the foregoing arising after the date hereof as would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

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2.17	Insurance.

The Company has all insurance policies in place customary for the industry to protect its business and operations and has Made Available a true, correct and accurate list of all insurance policies and fidelity bonds material to the business of the Company and its Subsidiaries that are in effect as of the date hereof. There is no material claim by the Company or any of its Subsidiaries pending under any of the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

2.18	Foreign Corrupt Practices Act.

Neither the Company nor any of its Subsidiaries (including any of their officers, directors, agents, distributors, employees or other Person associated with or acting on their behalf) have, directly or indirectly, taken any action which would cause them to be in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Legal Requirements applicable to the Company or any of its Subsidiaries in any jurisdiction other than the United States (collectively, the “FCPA”), or, to the Knowledge of the Company, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly.

2.19	Information Supplied.

None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries for inclusion or incorporation by reference in the preliminary and definitive proxy statements to be filed by the Company with the SEC in connection with the Merger (collectively, the “Proxy Statement”) will, on each relevant filing date, on the date of mailing to the Company’s stockholders and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

2.20	Fairness Opinion.

The Company’s Board of Directors has received an opinion from UBS Securities LLC (the “Company’s Financial Adviser”) dated as of October 25, 2006 to the effect that, as of such date, the Merger Consideration to be received by the holders of the Certificates pursuant to this Agreement is fair from a financial point of view to the holders of Certificates (the “Opinion”). True and complete copies of the Opinion and the letter of engagement between the Company and the Company’s Financial Adviser pursuant to which the Company’s Financial Adviser has issued the Opinion and acted as financial adviser to the Company with

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respect to the transactions contemplated by this Agreement will be provided as soon as practicable after they become available.

2.21	Takeover Statutes.

The Company’s Board of Directors has taken all actions so that the restrictions contained in Section 203 of Delaware Law applicable to a “business combination” (as defined in such Section 203), and any other similar Legal Requirement, will not apply to Parent or Merger Sub, including the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

3.1	Organization.

Parent is a socitété anonyme organized under the laws of France. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. All of the capital stock of Merger Sub is owned directly or indirectly by Parent.

3.2	Authority; No Conflict; Necessary Consents.

(a)          Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by each of Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other action is required on the part of Parent and Merger Sub to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the filing of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery of this Agreement by the Company, constitutes the valid and binding obligations of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity.

(b)          No Conflict. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby will not (i) conflict with or violate any provision of their respective certificates of incorporation or bylaws, (ii) subject to compliance with the requirements set forth in Section 3.2(c), conflict with or violate any material Legal Requirement applicable to Parent or Merger Sub or by which Parent or Merger Sub or any of their respective properties or assets (whether tangible or intangible) is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent’s or Merger Sub’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent or Merger Sub;

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except, in the case of each of the preceding clauses (i), (ii) and (iii) for any conflict, violation, breach, default, impairment, alteration, giving of rights or Lien which would not materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of such conflict, violation, breach, default, impairment, alteration, giving of rights or Lien.

(c)          Necessary Consents. No consent, approval, order, authorization, registration, declaration or filing with any Governmental Entity, or any third party, is required to be made or obtained by Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation of the Merger and the transactions contemplated hereby, except for (i) the Necessary Consents and (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not materially adversely affect the ability of Parent and Merger Sub to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filing.

3.3	Capital Resources.

Parent shall, or shall cause Capgemini NA to, have available to it upon the consummation of the Merger sufficient capital resources to pay the Merger Consideration and to consummate all of the transactions contemplated by this Agreement.

3.4	Information Supplied.

The information supplied or to be supplied by or on behalf of Parent and Merger Sub for inclusion or incorporation by reference in the Proxy Statement will not contain, on the date of the mailing to the Company’s stockholders and at the time of the Stockholders’ Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by or on behalf of the Company which is contained in the Proxy Statement.

3.5	Operations of Merger Sub.

Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted and will conduct its operations prior to the Effective Time only as contemplated hereby.

ARTICLE IV

CONDUCT BY THE COMPANY PRIOR TO THE EFFECTIVE TIME

4.1	Conduct of Business by the Company.

(a)          Ordinary Course. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its Subsidiaries shall, except as otherwise expressly contemplated by this Agreement or to the extent that Parent shall otherwise consent in writing, (i) carry on their business in the usual, regular and ordinary course, in substantially the same

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manner as heretofore conducted and in compliance with all applicable laws and regulations, (ii) pay their debts and Taxes when due, pay or perform other material obligations when due and (iii) use all commercially reasonable efforts consistent with past practice to (x) preserve intact their present business organization, (y) keep available the services of their present executive officers and employees and (z) preserve their relationships with customers, suppliers, licensors, licensees, and others with which they have business dealings in a manner consistent with past practice. In addition, the Company shall promptly notify in writing Parent of any event or occurrence or emergency not in the ordinary course of its business, and any event adversely affecting the Company or its business.

(b)          Required Consent. Without limiting the generality of Section 4.1(a), except as expressly permitted or expressly required by the terms of this Agreement and except as set forth in Section 4.1(b) of the Company Disclosure Letter, without the prior written consent of Parent, such consent not to be unreasonably withheld, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following, and shall not permit any of its Subsidiaries to do any of the following:

(i)	Enter into any new line of business;

(ii)          Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than any such transaction by a wholly-owned Subsidiary that remains wholly-owned after such transaction;

(iii)         Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries (except for purchases of Company Common Stock in accordance with the ESPP and repurchases or cancellations of restricted Company Common Stock for nominal value upon termination of employment of the person holding the restricted Company Common Stock);

(iv)         Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, Voting Debt, other voting securities or any securities convertible into shares of capital stock, Voting Debt or other voting securities, or subscriptions, rights (including stock appreciation rights whether settled in cash or shares of Company Common Stock), warrants or options to acquire any shares of capital stock, Voting Debt, other voting securities or any securities convertible into shares of capital stock, Voting Debt or other voting securities, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights, other than: (A) issuances of Company Common Stock upon the exercise of Company Options or the vesting of Restricted Stock, in each case, existing on the date hereof in accordance with their present terms; and (B) issuances of Company Common Stock upon the exercise of Company Warrants existing on the date hereof;

(v)          Cause, permit or propose any amendments to the Company Charter Documents or adopt any material amendments to any of the Subsidiary Charter Documents of the Company’s Subsidiaries;

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(vi)         Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting interest in or a portion of the assets of, or by any other manner, any business or any Person or division thereof, which are material, individually or in the aggregate, to the business of the Company and its Subsidiaries, taken as a whole, or solicit or participate in any negotiations with respect to any of the foregoing;

(vii)       Enter into any binding agreement, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any joint venture, strategic partnership or other alliance involving an equity interest in any Person;

(viii)      Sell, lease, license, encumber or otherwise dispose of any properties or assets, except the sale, lease, license, encumbrance or disposition of property or assets which are not material, individually or in the aggregate, to the business of Company and its Subsidiaries, taken as a whole, or are made in the ordinary course of business and in a manner consistent with past practice;

(ix)         Adopt a plan of complete or partial liquidation, dissolution or restructuring (including any material reductions in work force, lease terminations, restructuring of contracts or similar action), recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(x)          Alter, through merger, liquidation, reorganization, restructuring or any other fashion, the corporate structure of ownership of any Subsidiary, other than any restructuring involving one or more wholly-owned Subsidiaries the assets of which continue to be wholly-owned;

(xi)         Other than in accordance with the Company’s capital budget for fiscal year 2006, which is attached to the Company Disclosure Letter, or the Company’s capital budget for fiscal year 2007, which the Company will provide to Parent promptly following its completion, incur any capital expenditure in excess of $2.5 million (other than pursuant to previously existing agreements set forth in the Company Disclosure Letter);

(xii)       Pay, discharge, settle, compromise or satisfy any pending or threatened claims, liabilities or obligations relating to a legal proceeding (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (A) any such payment, discharge, settlement, compromise or satisfaction in the ordinary course of business in an amount not to exceed $100,000, (B) ordinary course settlements of disputes regarding collection of accounts receivable in any material amount and (C) any claims (other than the claims set forth in Section 2.6(b), Section 2.10(a)(8) and Section 2.10(a)(9) of the Company Disclosure Letter) set forth in Section 2.10(a) of the Company Disclosure Letter;

(xiii)      Make any loans, extensions of credit or financing, advances or capital contributions to, or investments in, or grant extended payment terms to any other Person, other than: (A) loans or investments by the Company or a wholly-owned Subsidiary of the Company to or in the Company or any wholly-owned Subsidiary of the Company, or (B) extensions of credit or financing to, or extended payment terms for, customers made in the ordinary course of business consistent with past practice or (C) extensions of credit to Employees in the ordinary course of business consistent with past practice and in compliance with applicable Legal Requirements;

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(xiv)      Except as required by concurrent changes in GAAP or Legal Requirements as concurred in by its independent auditors, make any material change in its methods or principles of accounting or materially revalue any of its assets;

(xv)        Fail to file any Tax Return when due, file an amendment to any Tax Return, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Tax or any Tax reporting practice, enter into any agreement or settle any material claim or assessment in respect of Taxes or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes (except to the extent that such election, settlement or compromise does not result in or create an obligation to pay Taxes in excess of reserves established by the Company);

(xvi)      Cancel or terminate or allow to lapse without reasonable substitute policy therefore, or amend in any material respect or enter into, any material insurance policy, other than the renewal of existing insurance policies on substantially the same terms as in effect on the date hereof;

(xvii)     Except as required by Legal Requirements, Company Employee Plans or Contracts (including Employment Agreements) currently binding on the Company or its Subsidiaries, (1) increase in any manner the amount of compensation or fringe benefits of, pay or grant any bonus, change of control, severance or termination pay to any Employee of the Company or any Subsidiary of the Company other than with respect to non-officer or non-director Employees in the ordinary course of business consistent with past practice, (2) adopt or materially amend any Company Employee Plan or make any contribution, other than regularly scheduled contributions, to any Company Employee Plan, (3) waive any stock repurchase rights, accelerate, amend or change the period of vesting or exercisability of Company Options or Company Warrants, or reprice any Company Options, Company Warrants or authorize cash payments in exchange for any Company Options or Company Warrants, or (4) enter into, modify or materially amend any Employee Agreement (other than in the ordinary course of business consistent with past practice) or enter into any collective bargaining agreement;

(xviii)    Provide any material refund, credit or rebate in excess of $50,000 to any customer, other than in the ordinary course of business consistent with past practice or any such refund in an amount that does not exceed the established reserve in the ordinary course of business;

(xix)      Hire any non-officer employees other than in the ordinary course of business consistent with past practice or hire, elect or appoint any officers or directors, other than any such election or appointment as may be required by applicable Legal Requirements;

(xx)        Issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

(xxi)      (A) Enter into any agreement to purchase or sell any interest in real property with a value in excess of $500,000 or grant any security interest in any such real property, or (B) enter into any lease, sublease, license or other occupancy agreement with

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respect to any real property or alter, amend, modify or terminate any of the terms of any lease (other than immaterial amendments, extensions or members of existing leases);

(xxii)     Enter into, modify or amend, in each case, in a manner adverse in any material respect to the Company or any of its Subsidiaries, or terminate any Company Material Contract, or waive, release or assign any material rights or claims thereunder;

(xxiii)    Make any material purchase of fixed assets or other long-term assets other than in the ordinary course of business and in a manner consistent with past practice;

(xxiv)    Authorize, take, commit, or agree (in writing or otherwise) or announce the intention to take, any of the actions described in Sections 4.1(b)(i) through 4.1(b)(xxiii) hereof, or any other action that would reasonably be expected to prevent the Company from performing, or cause the Company not to perform, its obligations hereunder or otherwise prevent or materially delay the consummation of the transactions contemplated hereby.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1	Proxy Statement.

As promptly as reasonably practicable after the execution of this Agreement, the Company, in consultation with Parent, will prepare and file with the SEC preliminary proxy materials that will constitute the Proxy Statement. The Proxy Statement shall include the notice to stockholders required by Section 262(d)(1) of Delaware Law that appraisal rights will be available. The Company agrees, as to information supplied by the Company, its officers, directors, stockholders and Subsidiaries contained in the Proxy Statement, and Parent agrees, as to information supplied by Parent and its officers, directors, stockholders and Subsidiaries contained in the Proxy Statement that such information, at the date the Proxy Statement is mailed, (as amended or supplemented) at the time of the Company Stockholders Meeting and the Effective Time, will not be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. As promptly as reasonably practicable after any comments are received from the SEC thereon (or upon notice from the SEC that no such comments will be made), the Company shall, in consultation with Parent, prepare and file any required amendments to, and the definitive, Proxy Statement with the SEC. The Company will notify Parent promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Proxy Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly inform Parent of such occurrence and will, in consultation with Parent, file with the SEC or its staff, and/or mail to stockholders of the Company, such amendment or supplement. The Company shall provide Parent (and its counsel) with a reasonable opportunity to review and comment on the preliminary Proxy Statement and any amendment or supplement thereto prior to filing such with the SEC, and will provide Parent with a copy of all such filings made with the SEC. The Company shall also promptly provide Parent with copies of any correspondence received from the SEC, and shall permit representatives of Parent to participate in any telephone call with the SEC which discusses comments made by

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the staff. Subject to Section 5.3(d), the Company will cause the Proxy Statement to be mailed to its stockholders as promptly as reasonably practicable after the definitive Proxy Statement is filed with the SEC.

5.2	Meeting of Company Stockholders; Board Recommendation.

The Company will take all action necessary in accordance with Delaware Law and its certificate of incorporation and bylaws to call, hold and convene a meeting of its stockholders entitled to vote at such meeting to consider adoption of this Agreement (the “Stockholders’ Meeting”) to be held as soon as reasonably practicable after the mailing of the Proxy Statement to the Company’s stockholders. Subject to this Section 5.2 and Section 5.3(d), the Company will use all commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the Nasdaq Global Market or Delaware Law or any other applicable Legal Requirements to obtain such approvals. The Company shall ensure that the Stockholders’ Meeting is called, noticed, convened, held and conducted in compliance with, and that all proxies solicited by it in connection with the Stockholders’ Meeting are solicited in compliance with Delaware Law, its certificate of incorporation and bylaws, the rules of the Nasdaq Global Market and all other applicable Legal Requirements. Except to the extent expressly permitted by this Section 5.2 or Section 5.3(d): (i) all directors present and voting at a duly called and held meeting of the Board of Directors of the Company shall recommend that its stockholders vote in favor of adoption of this Agreement at the Stockholders’ Meeting, (ii) the Proxy Statement shall include a statement to the effect that the directors present and voting at a duly called and held meeting of the Board of Directors of the Company have, by resolution adopted by all directors present and voting at a duly called and held meeting, recommended that the Company’s stockholders vote in favor of adoption of this Agreement at the Stockholders’ Meeting and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, such recommendation of the Board of Directors that the Company’s stockholders vote in favor of adoption of this Agreement. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 5.2 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal. Nothing contained in this Agreement shall prohibit the Board of Directors of the Company from failing to make or from withdrawing or modifying its recommendation to the Company’s stockholders, provided that the Board of Directors determines in good faith and after consultation with its outside legal advisors that such action is necessary for the Board of Directors to comply with its fiduciary duties to the Company or the Company’s stockholders under applicable law, but only after (i) providing written notice to Parent that it is prepared to make the determination permitted by this Section 5.2 and setting forth the reasons therefore and (ii) for a period of five Business Days after providing such notice the Company negotiates with Parent in good faith to make such adjustments to the terms and conditions of this Agreement as would enable its Board of Directors to proceed with its recommendation of this Agreement, and at the end of such period the Board of Directors maintains its determination permitted by this Section 5.2 (after taking into account the proposed adjustments). Notwithstanding any Change of Recommendation, this Agreement and the Merger shall be submitted to the stockholders of the Company at the Stockholders’ Meeting for the purpose of obtaining the stockholders’ vote on the Agreement and the Merger.

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5.3	Acquisition Proposals.

(a)          No Solicitation. The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall the Company or any of its Subsidiaries authorize or permit any of their respective officers, directors, agents or representatives (including any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) to, directly or indirectly: (i) solicit or initiate or knowingly encourage, facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal, (ii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to knowingly encourage or facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to, any Acquisition Proposal, (iii) approve, endorse, recommend or make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal, (iv) withdraw, amend or modify, or propose to withdraw, amend or modify, in a manner adverse to Parent its recommendation in favor of the adoption of the Agreement by the stockholders of the Company or (v) execute or enter into, or propose to execute or enter into, any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby, except in the case of clauses (ii), (iii), (iv) or (v) to the extent expressly permitted by Sections 5.3(c) or (d). The Company and its Subsidiaries will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations (including, without limitation, any such activities, discussions or negotiations conducted by affiliates, directors, officers, employees, agents and representatives (including any investment banker, financial advisor, attorney, accountant or other representative) of the Company or any of its Subsidiaries) with any third parties conducted heretofore with respect to consideration of any Acquisition Proposal. The Company will exercise any rights under any confidentiality or non-disclosure agreements with any such third parties to require the return or destruction of non-public information provided prior to the date of this Agreement by the Company, its Subsidiaries or their agents and representatives to any such third parties.

(b)          Notification of Unsolicited Acquisition Proposals. As promptly as practicable (and in any event no later than 24 hours) after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to an Acquisition Proposal or from any Person seeking to have discussions or negotiations with the Company relating to a possible Acquisition Proposal, the Company shall provide Parent with notice of such Acquisition Proposal, request or inquiry, including the material terms and conditions of such Acquisition Proposal, request or inquiry; the identity of the Person or group making any such Acquisition Proposal, request or inquiry; and a copy of all written materials provided by or on behalf of such Person or group in connection with such Acquisition Proposal, request or inquiry. The Company shall provide Parent with 24 hours prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors would reasonably be expected to consider any Acquisition Proposal or any such inquiry or to consider providing nonpublic information to any Person. The Company shall notify Parent, in writing, of any decision of its Board of Directors as to whether to consider such Acquisition Proposal, request or inquiry or to enter into discussions or negotiations concerning any Acquisition Proposal or to provide nonpublic information or data to any Person, which notice shall be given as promptly as practicable after such meeting (and in any event no later than 24 hours after such determination was reached and 24 hours prior to entering into any discussions or negotiations or providing any nonpublic information or data

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to any Person). The Company agrees that it shall promptly provide Parent with oral and written notice setting forth all such information as is reasonably necessary to keep Parent currently informed in all material respects of the status and material terms (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry (including any negotiations contemplated by Section 5.3(c)) and shall promptly provide Parent a copy of all written materials subsequently provided to, by or on behalf of such Person or group in connection with such Acquisition Proposal, request or inquiry.

(c)          Superior Offers. Notwithstanding anything to the contrary contained in Section 5.3(a), in the event that the Company receives prior to the adoption of this Agreement by the stockholders of the Company in accordance with applicable law an unsolicited, bona fide written Acquisition Proposal from a third party that did not result from a breach of this Section 5.3 and that the Company’s Board of Directors has concluded that such Acquisition Proposal is, or is reasonably likely to be, a Superior Offer, the Company may then (1) furnish nonpublic information to the third party (and its representatives) making such Acquisition Proposal and (2) engage in discussions and negotiations (including exchanging draft agreements) with the third party and its representatives with respect to such Acquisition Proposal; provided, however, that:

(i)	the Company complies with all of the terms of this Section 5.3;

(ii)          prior to furnishing any nonpublic information or entering into any negotiations or discussions with such third party, (1) the Company receives from such third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on the Company’s behalf on terms no less restrictive to such third party than the Confidentiality Agreement is with respect to Parent (or its affiliates), (2) such third party enters into a standstill agreement on terms no less restrictive to such third party than those of Section 2 of the Exclusivity and Standstill Agreement dated October 17, 2006, as amended (the “Exclusivity and Standstill Agreement”), between Parent and the Company; provided that, in the event such third party does not enter into such a standstill agreement, Section 2 of the Exclusivity and Standstill Agreement shall terminate and be of no further force and effect, and (3) contemporaneously with furnishing any such nonpublic information to such third party, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished); and

(iii)        the Board of Directors of the Company reasonably determines in good faith, after consultation with outside legal counsel, that the failure to provide such information or enter into such discussion or negotiations would reasonably be expected to result in a breach of the Board of Directors’ fiduciary duties to the stockholders of the Company under applicable law.

(d)          Change of Recommendation. Subject to the provisions of Section 5.2 and Section 5.3, in response to the receipt of a Superior Offer, (x) the Board of Directors of the Company may withhold, withdraw, amend or modify its recommendation in favor of the Merger, and, in the case of a Superior Offer that is a tender or exchange offer made directly to the stockholders of the Company, may recommend that the stockholders of the Company accept the tender or exchange offer (any of the foregoing actions, whether by the Board of Directors of the Company or a committee thereof, a “Change of Recommendation”), (y) the Board of Directors of the Company, the Company or its Subsidiaries (including each of their respective directors, officers, employees, agents or other representatives) may approve,

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endorse, or recommend any Superior Offer, or (z) the Company or any of its Subsidiaries may execute or enter into or propose to execute or enter into any letter of intent or similar document or any contract, agreement or commitment (which may be conditioned on the termination of this Agreement) contemplating or otherwise relating to any Superior Offer or transaction contemplated thereby, if all of the following conditions in clauses (i) through (vii) are met:

(i)           the Board of Directors of the Company determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that a Superior Offer has been made and not withdrawn;

(ii)          the stockholders of the Company have not approved this Agreement in accordance with applicable law;

(iii)        the Company shall have delivered to Parent written notice (a “Change of Recommendation Notice”) at least five Business Days prior to publicly effecting such Change of Recommendation which shall state expressly (A) that the Company has received a Superior Offer, (B) the final terms and conditions of the Superior Offer and the identity of the Person or group making the Superior Offer and (C) that the Company intends to effect a Change of Recommendation;

(iv)         after delivering the Change of Recommendation Notice, the Company shall provide Parent with a reasonable opportunity to make such adjustments in the terms and conditions of this Agreement during such five-Business Day period, and negotiate in good faith with respect thereto during such five-Business Day period, as would enable the Company to proceed with its recommendation to stockholders in favor of adoption of this Agreement without making a Change of Recommendation;

(v)          the Board of Directors of the Company shall have determined (A) after consultation with its financial advisor, that the terms of the Superior Offer are more favorable to the stockholders of the Company than the terms of the Merger (as it may be adjusted pursuant to paragraph (iv) above) and (B) after consultation with outside legal counsel, the failure to effect a Change of Recommendation would reasonably be expected to result in a breach of the Board of Directors’ fiduciary duties to the stockholders of the Company under applicable law;

(vi)         the Company shall not have breached any of the provisions set forth in Section 5.2 or this Section 5.3; and

(vii)       the Company shall have used all commercially reasonable efforts to mail the Proxy Statement to the stockholders of the Company as promptly as practicable after the date hereof.

(e)          The Company agrees that, in the event of a Change in Recommendation, it shall mail the Proxy Statement to the stockholders of the Company prior to mailing any proxy materials relating to any Superior Offer to the stockholders of the Company.

(i)           Compliance with Disclosure Obligations. Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from complying with Rules 14-a-9, 14d-9 and 14e-2(a) promulgated under the Exchange Act or prohibit or restrict the Company or its Board of Directors from making other disclosures required by federal

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securities laws, applicable rules or applicable Nasdaq rules. Without limiting the foregoing, the Company shall not effect a Change of Recommendation unless specifically permitted pursuant to the terms of Section 5.3(d).

(f)           State Takeover Statute. The Board of Directors of the Company shall not, in connection with any Change of Recommendation, take any action to change the approval of the Board of Directors of the Company for purposes of causing any state takeover statute or other state law to be applicable to the transactions contemplated hereby. For the avoidance of doubt, this Section 5.3(f) shall not prohibit the Company from effecting a Change of Recommendation under the circumstances and subject to the conditions set forth in this Section 5.3.

(g)          Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i)           “Acquisition Proposal,” with respect to the Company, shall mean any offer or proposal relating to any transaction or series of related transactions involving: (a) any purchase from such party or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of the Company or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 15% or more of the total outstanding voting securities of the Company or any of its Subsidiaries, (b) any merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries, (c) any sale, lease (other than in the ordinary course of business consistent with past practice), exchange, transfer, license (other than in the ordinary course of business consistent with past practice), acquisition or disposition of more than 15% of the assets of the Company (including its Subsidiaries taken as a whole) or (d) any liquidation or dissolution of the Company (provided, however, that the transactions between Parent and the Company contemplated by this Agreement shall not be deemed an Acquisition Proposal); and

(ii)          “Superior Offer,” with respect to the Company, shall mean an unsolicited, bona fide offer by a third party to acquire, directly or indirectly, for consideration of cash and/or securities, 100% of Company Common Stock and Company Warrants then outstanding or all or substantially all of the assets of the Company or to acquire, directly or indirectly, 100% of the voting rights of the Company by merger or consolidation, which is not subject to a financing condition and which the Board of Directors of the Company concludes in its good faith judgment to be (a) reasonably likely to be consummated and (b) (after (1) consultation with the Company’s independent financial adviser and (2) consultation with outside legal counsel), taking into account, among other things, (X) all other legal, financial, regulatory and other aspects of the offer and (Y) the business, legal and financial condition of the Person making the offer, more favorable to the Company’s stockholders (in their capacities as stockholders) than the terms of the Merger (including any revised offer received from Parent) from a financial point of view.

(h)          Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.3 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of

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this Section 5.3 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent or representative of the Company shall be deemed to be a breach of this Agreement by the Company.

5.4	Confidentiality; Access to Information; No Modification of Representations,

Warranties or Covenants

(a)          Confidentiality. The parties acknowledge that the Company and Parent have previously executed a Confidentiality Agreement dated September 12, 2006 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms, and each of Parent and the Company will hold, and will cause its respective directors, officers, Employees, agents, affiliates and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, any “Information” (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement.

(b)          Access to Information. Subject to Section 5.4(a), the Company shall afford Parent and its accountants, counsel and other representatives, reasonable access (during regular business hours upon reasonable notice) during the period from the date hereof and prior to the Effective Time to (i) all of the properties, books, contracts, commitments and records of the Company and its Subsidiaries, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company and its Subsidiaries as Parent may reasonably request and (iii) all Employees of the Company and its Subsidiaries as reasonably requested by Parent; provided, however, that such access noted in (i), (ii) and (iii) shall be provided only to the extent such access does not unreasonably interfere with the business operations of the Company or any of its Subsidiaries.

(c)          No Modification of Representations and Warranties or Covenants. No information or knowledge obtained in any investigation or notification pursuant to this Section 5.4, Section 5.6, Section 5.7 or otherwise shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

5.5	Public Disclosure.

Without limiting any other provision of this Agreement, Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and use all commercially reasonable efforts to agree on any press release or public statement with respect to this Agreement and the transactions contemplated hereby, including the Merger, and any Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation and (to the extent practicable) agreement, except as may be required by law or any listing agreement with, in the case of Parent, the Paris Stock Exchange, and in the case of the Company, the Nasdaq Global Market, or any other applicable national or regional securities exchange or market. The parties have agreed to the text of the joint press release announcing the signing of this Agreement, the form of which is attached hereto as Exhibit A.

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5.6	Regulatory Filings; Commercially Reasonable Efforts.

(a)          Regulatory Filings. Each of Parent, Merger Sub and the Company shall coordinate and cooperate with one another and shall each use all commercially reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements, and as promptly as practicable after the date hereof, each of Parent, Merger Sub and the Company shall make all filings, notices, petitions, statements, registrations, submissions of information, applications or submissions of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including, without limitation: (i) Notification and Report Forms with the FTC and the DOJ and use commercially reasonable efforts in responding to requests for additional information and documentary material from the FTC and the DOJ (“Second Request Responses”) as required by the HSR Act, (ii) such necessary filings or approvals required by any other competent merger control authority reasonably determined by Parent and the Company to be required pursuant to the mandatory competition laws of any applicable jurisdiction, as agreed by the parties hereto, and (iii) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Merger. Each of Parent and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.6(a) to comply in all material respects with all applicable Legal Requirements. Parent, Merger Sub and the Company each shall promptly supply the other with any information that may be required in order to effectuate any filings or applications pursuant to this Section 5.6(a).

(b)          Notification. Each of Parent, Merger Sub and the Company will notify the other promptly upon the receipt of (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.6(a), Parent, Merger Sub or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(c)          Commercially Reasonable Efforts. Subject to the express provisions of Section 5.2 and Section 5.3 hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including the following: (i) the taking of all acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations, submissions and filings (including registrations, declarations, filings and submissions of Second Request Responses with Governmental Entities, if any) and the taking of all commercially reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and (iv) the

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execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement; provided, however, that in no event shall this Section 5.6(c) require Parent to take any action that is reasonably expected to materially and adversely affect Parent or its affiliates (other than Merger Sub) following the consummation of the Merger. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any takeover statute or similar Legal Requirement is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all commercially reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the Merger, this Agreement and the transactions contemplated hereby.

(d)          No Divestiture. Notwithstanding anything in this Agreement to the contrary and except as set forth below, nothing contained in this Agreement shall be deemed to require Parent or any Subsidiary or affiliate thereof to agree to any Action of Divestiture, except to the extent such Action of Divestiture would not have a material consequence on Parent or the Company. The Company shall not, without the prior written consent of Parent, take or agree to take any Action of Divestiture that would be reasonably likely to have a material consequence on Parent or the Company. For purposes of this Agreement, an “Action of Divestiture” shall mean (i) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its Subsidiaries or affiliates or the Company or any of its Subsidiaries, (ii) the imposition of any limitation on the ability of Parent, its Subsidiaries or affiliates or the Company or any of its Subsidiaries to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses or, in the case of Parent, the businesses of the Company and its Subsidiaries, or (iii) the imposition of any impediment on Parent, its Subsidiaries or affiliates or the Company or any of its Subsidiaries under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices.

5.7	Notification of Certain Matters.

(a)          By the Company. The Company shall give notice to Parent and Merger Sub promptly after the Company determines in good faith that to the Knowledge of the Company (i) a representation or warranty made by it contained in this Agreement has become untrue or inaccurate such that the condition set forth in Section 6.2(a) would not be satisfied, (ii) the Company has failed to comply with or satisfy in any material respect any covenant, or agreement to be complied with or satisfied by it under this Agreement such that the condition set forth in Section 6.2(b) would not be satisfied, or (iii) an occurrence or non-occurrence of any event which could reasonably be expected to cause the failure of any conditions to the obligations of Parent and Merger Sub under Section 6.2; provided, however, that no such notification shall affect the representations or warranties of the Company or the conditions to the obligations of the parties under this Agreement; provided, further, that the delivery of any notice pursuant to this Section 5.7(a) shall not limit or otherwise affect the remedies available hereunder.

(b)          By Parent. Parent and Merger Sub shall give notice to the Company promptly after it determines in good faith that to Parent's knowledge (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate such that the

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condition set forth in Section 6.3(a) would not be satisfied, (ii) any failure of Parent to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it under this Agreement such that the condition set forth in Section 6.3(b) would not be satisfied or (iii) an occurrence or non-occurrence of any event which could reasonably be expected to cause the failure of any conditions to the obligations of the Company under Section 6.3; provided, however, that no such notification shall affect the representations or warranties of Parent and Merger Sub or the conditions to the obligations of the parties under this Agreement; provided, further, that the delivery of any notice pursuant to this Section 5.7(b) shall not limit or otherwise affect the remedies available hereunder.

5.8	Indemnification.

(a)          Indemnity. With respect to claims made from and after the Effective Time and during a period of at least six years thereafter, Parent will, and will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company to its current and former directors and officers (the “Indemnified Parties”) pursuant to the indemnification agreements between the Company and its current and former directors and officers that are listed in Section 5.8(a) of the Company Disclosure Letter (including, to the extent indemnifiable thereunder, for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) subject to applicable law. The certificate of incorporation and bylaws of the Surviving Corporation (or any successor to the Surviving Corporation) will contain provisions with respect to exculpation, indemnification and the advancement of expenses that are at least as favorable to the Indemnified Parties as those contained in the Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company as in effect on the date hereof, which provisions will not, except as required by law, be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of Indemnified Parties; provided, however, that the foregoing shall not apply if Parent assumes and honors any obligations to indemnify such Persons for claims made during such six year period to the extent provided in the Company’s Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and the indemnification agreements between the Company and its current and former officers and directors as in effect immediately prior to the date hereof and set forth in Section 5.8(a) of the Company Disclosure Letter.

(b)          Insurance. For a period of three years after the Effective Time, Parent will cause the Surviving Corporation to maintain directors’ and officers’ liability insurance with one or more reputable unaffiliated third-party insurers covering those Persons who are covered by the Company’s directors’ and officers’ liability insurance policy as of the date hereof for events occurring prior to the Effective Time of at least the same coverage and amounts and containing other terms and conditions that are, in the aggregate, no less favorable to the insured than those applicable to the current directors and officers of the Company under policies maintained by the Company; provided, however, that in no event will the Surviving Corporation be required to expend in any one year in excess of 150% of the annual premium currently paid by the Company for such coverage (and to the extent annual premium would exceed 150% of the annual premium currently paid by the Company for such coverage, the Surviving Corporation shall use all reasonable efforts to cause to be maintained the maximum amount of coverage as is available for such 150% of such annual premium).

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(c)          Third–Party Beneficiaries. This Section 5.8 is intended to be for the benefit of, and shall be enforceable by the Indemnified Parties and their heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and their respective successors and assigns, and shall be in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. On and after the Closing, the obligations of Parent under Section 5.8(a) shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party under Section 5.8(a) without the consent of such affected Indemnified Party. In the event Parent or the Surviving Corporation or its successor or assign (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor and assign of Parent or the Surviving Corporation, as the case may be, honor the obligations set forth with respect to Parent or the Surviving Corporation, as the case may be, in this Section 5.8.

5.9	Section 16 Matters.

Prior to the Effective Time, the Company shall take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by Article I of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1	Conditions to the Obligations of Each Party to Effect the Merger.

The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

(a)          Company Stockholder Approval. This Agreement shall have been adopted by the requisite vote under applicable law, by the stockholders of the Company.

(b)          No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, judgment, decree, injunction or other order which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting, restraining or preventing consummation of the Merger.

(c)          Antitrust Approvals. The applicable waiting period (and any extension thereof) under the HSR Act (if required) relating to the Merger will have expired or been terminated.

6.2	Additional Conditions to the Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of

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which may be waived (to the extent permitted by applicable Legal Requirements, in writing, exclusively by Parent and Merger Sub):

(a)          Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (provided that those representations and warranties which address matters only as of a particular date shall have been true and correct only as of such date), except for such inaccuracies that, individually or in the aggregate, have not had a Material Adverse Effect on the Company.

(b)          Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

(c)          Material Adverse Effect. No Effect that, either individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect on the Company shall have occurred since the date hereof and be continuing.

(d)          No Governmental Restriction. There shall not be any pending or threatened suit, action or proceeding asserted by any Governmental Entity (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, the effect of which restraint or prohibition if obtained would cause the condition set forth in Section 6.1(b) to not be satisfied, or (ii) seeking to require Parent or the Company or any Subsidiary or affiliate to effect an Action of Divestiture (other than an Action of Divestiture effected in accordance with the terms of Section 5.6(d)).

(e)          Officer’s Certificate. Parent and Merger Sub shall have received a certificate dated as of the Closing Date to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied signed on behalf of the Company by an authorized executive officer of the Company.

6.3	Additional Conditions to the Obligations of the Company.

The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived (to the extent permitted by applicable Legal Requirements), in writing, exclusively by the Company:

(a)          Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case, or in the aggregate, as does not materially impede the authority of Parent or Merger Sub to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements.

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(b)          Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing.

(c)          Officer’s Certificates. The Company shall have received certificates dated as of the Closing Date to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied signed on behalf of Parent, with respect to the agreements, covenants and representations and warranties of Parent, by an authorized executive officer of Parent and on behalf of Merger Sub, with respect to the agreements, covenants and representations and warranties of Merger Sub, by an authorized executive officer of Merger Sub.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1	Termination.

This Agreement may be terminated at any time prior to the Effective Time, by action taken by the terminating party or parties, and except as provided below, whether before or after the requisite approvals of the stockholders of the Company:

(a)          by mutual written consent duly authorized by a majority of the members of the Boards of Directors of Parent and the Company;

(b)          by either Parent or the Company, if the Merger shall not have occurred by March 31, 2007 (as it may be extended, the "End Date"), unless the failure to consummate the Merger is the result of a material breach of any agreement or covenant set forth in this Agreement or a material breach of any representation or warranty set forth in this Agreement by the party seeking to terminate this Agreement; provided that Parent may extend the End Date, but no more than three times in the aggregate, and each time by one month, but in no event beyond June 30, 2007, by providing written notice thereof to the Company between three (3) and five (5) business days prior to the next scheduled End Date if the Merger shall not have been consummated by such date because the condition set forth under Section 6.1(b) or Section 6.2(d) shall not have been satisfied;

(c)          by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d)          by either the Company or Parent if the required approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Stockholders’ Meeting duly convened therefore or at any adjournment thereof;

(e)          by Parent (at any time prior to the adoption of this Agreement by the required vote of the stockholders of the Company) if a Triggering Event with respect to the Company shall have occurred;

(f)           by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or

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warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable by Parent prior to the End Date through the exercise of commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 7.1(f) prior to 30 days following the receipt of written notice from the Company to Parent of such breach provided Parent continues to exercise all commercially reasonable efforts to cure such breach through such 30-day period (it being understood that the Company may not terminate this Agreement pursuant to this paragraph (f) if it shall have materially breached this Agreement or if such breach by Parent is cured within such 30-day period);

(g)          by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company prior to the End Date through the exercise of commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(g) prior to 30 days following the receipt of written notice from Parent to the Company of such breach provided the Company continues to exercise all commercially reasonable efforts to cure such breach through such 30-day period (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (g) if it shall have materially breached this Agreement or if such breach by the Company is cured within such 30-day period);

(h)          by Parent if any Effect, either individually or in the aggregate, has occurred since the date hereof that has or would reasonably be expected to have a Material Adverse Effect on the Company; provided, however, that if such Effect is curable by the Company prior to the End Date through the exercise of commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(h) prior to 30 days following the receipt of written notice from Parent to the Company of such Effect provided the Company continues to exercise all commercially reasonable efforts to cure such Effect through such 30-day period (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (h) if it shall have materially breached this Agreement or if such breach by the Company is cured within such 30-day period); and

(i)           by the Company, if the Company shall have entered into a definitive agreement with respect to a Superior Offer pursuant to and in compliance with Section 5.3(d).

For the purposes of this Agreement, a “Triggering Event,” with respect to the Company, shall be deemed to have occurred if: (i) its Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation in favor of the adoption of the Agreement by the stockholders of the Company, (ii) it shall have failed to include in the Proxy Statement the recommendation of its Board of Directors in favor of the adoption of the Agreement by the stockholders of the Company, (iii) its Board of Directors fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption of this Agreement by the stockholders of the Company within five Business Days after Parent requests in writing that such recommendation be reaffirmed, (iv) its Board of Directors or any committee thereof fails to

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reject any Acquisition Proposal within five Business Days of receipt of such Acquisition Proposal, or approves or recommends any Acquisition Proposal, (v) the Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Superior Offer, following notice of such Superior Offer to Parent as promptly as practicable (and in any event no later than 24 hours) after the Company’s Board of Directors has determined, in good faith, after consultation with its outside legal counsel and its financial advisors that the failure to take such action with respect to the Superior Offer would result in a breach of the Board of Directors’ fiduciary duties to the stockholders of the Company under applicable law, and a reasonable opportunity to make such adjustments in the terms and conditions of this Agreement during the five-Business Day period following such notice, as would enable the Company to proceed with the Merger, (vi) a tender or exchange offer relating to its securities shall have been commenced by a Person unaffiliated with Parent, and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors of the Company recommends rejection of such tender or exchange offer, (vii) the Company breaches in any material respect any of its obligations set forth in Section 5.3 or (viii) the Board of Directors of the Company shall have resolved to do any of the foregoing.

7.2	Notice of Termination; Effect of Termination.

Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 7.1(i), this Agreement shall be of no further force or effect, except (i) as set forth in Article I, Section 5.1, Section 5.2 (other than the second sentence and the penultimate sentence of Section 5.2 and subsections (i), (ii) and (iii) of Section 5.2), Section 5.4(a), Section 5.6, Article VI, this Section 7.2, Section 7.3, the applicable provisions of Article VIII and any other provision herein necessary in order to convene the Stockholders Meeting, and if the stockholders adopt the Merger (as it may be amended by any further proposal submitted by Parent), effect the Merger, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

7.3	Fees and Expenses.

(a)          General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

(b)	Company Payment.

(i)           Payment. The Company shall after the date of termination pursuant to the sections of this Agreement pay, as set forth below, Parent a fee equal to $35,673,508, plus reasonable, documented third party fees and expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby (including reasonable, documented fees and expenses of Parent’s legal counsel, accountants and financial advisors, but excluding any discretionary fees paid to such advisors), in immediately

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available funds (the “Termination Fee”) in the event that this Agreement is (i) terminated by Parent pursuant to Section 7.1(e), provided, however, in the case of termination pursuant to Section 7.1(e), that payment of the Termination Fee by the Company shall be made within two Business Days following termination and, provided, further, however, that if a Triggering Event occurs but Parent does not terminate this Agreement and at the Stockholders Meeting the Merger Agreement is not adopted, payment of the Termination Fee by the Company shall be made within two Business Days following the Stockholders Meeting, (ii) terminated by the Company pursuant to Section 7.1(i), provided, however, in the case of termination pursuant to Section 7.1(i), that payment of the Termination Fee by the Company shall be made on the earlier of: (x) two Business Days following receipt by the Company from Parent of a written waiver of the Company’s obligations pursuant to the last sentence of Section 5.2 and a written acknowledgement of the termination in full of this Agreement, and (y) if at the Stockholders Meeting the Merger Agreement is not adopted, two Business Days following the Stockholders Meeting, or (iii) terminated by Parent or the Company, as applicable, pursuant to Section 7.1(b), Section 7.1(d), Section 7.1(g) or Section 7.1(h), provided, however, that in the case of termination pursuant to Section 7.1(b), Section 7.1(d), Section 7.1(g) or Section 7.1(h), (a) such payment shall be made only if prior to the termination of this Agreement there has been disclosure publicly of an Acquisition Proposal with respect to the Company and within 12 months following the termination of this Agreement an Acquisition of the Company is consummated or the Company enters into a definitive agreement or letter of intent with respect to an Acquisition of the Company, and (b) such payment shall be made promptly, but in no event later than two Business Days after the consummation of such Acquisition of the Company or the entry into such definitive agreement or letter of intent by the Company.

(ii)          Interest; Other Remedies. The Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b), and, in order to obtain such payment, Parent makes a claim for the amounts set forth in this Section 7.3(b), the non-prevailing party shall pay to the prevailing party the reasonable costs and expenses (including reasonable attorneys’ fees and expenses) of the prevailing party incurred in connection with such suit, and provided that Parent is the prevailing party, the Company shall pay to Parent interest on the amounts due pursuant to this Section 7.3(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

(iii)         Certain Definitions. For the purposes of this Section 7.3(b) only, “Acquisition,” with respect to a party hereto, shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the party pursuant to which the equity interests held in such party and retained following such transaction or issued to or otherwise received in such transaction by the stockholders of the party immediately preceding such transaction constitute less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof, (ii) a sale or other disposition by the party of assets representing in excess of 50% of the aggregate fair market value of the party’s business immediately prior to such sale or (iii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or issuance by the party or such Person or group),

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directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the party.

7.4	Amendment.

Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement by the stockholders of the Company; provided, however, that after adoption of this Agreement by the stockholders of the Company, no amendment shall be made which by law requires further approval by the stockholders of the Company without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company.

7.5	Extension; Waiver.

At any time prior to the Effective Time either party hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement, including pursuant to Section 7.1(b), shall not constitute a waiver of such right.

ARTICLE VIII

GENERAL PROVISIONS

8.1	Non-Survival of Representations and Warranties.

The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article VIII shall survive the Effective Time.

8.2	Notices.

All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally and/or by messenger service, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by facsimile or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Parent or Merger Sub, to:

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Cap Gemini SA

11, rue de Tilsitt

75017 Paris

France

Attention: Group General Counsel

Telephone No.: +33 1 47 54 50 14

Telecopy No.: +33 1 47 54 50 39

with copies to (which shall not constitute notice to Parent or Merger Sub):

Skadden, Arps, Slate, Meagher & Flom LLP

68, rue du Faubourg Saint-Honoré

75008 Paris, France

Attention: Armand Grumberg

Telephone No.: +33 1 55-27-11-00

Telecopy No.: +33 1 55-27-11-99

and

Skadden, Arps, Slate, Meagher & Flom (UK) LLP

40 Bank Street

Canary Wharf

London E14 5DS

Attention: Scott Simpson

Telephone No.: +44-207-519-7000

Telecopy No.: +44-207-519-7070

(b)	if to the Company, to:

Kanbay International, Inc.

6400 Shafer Court, Suite 100

Rosemont, Illinois 60018

United States

Attention: Robert A. Williams, General Counsel

Telephone No.: +1 847 384 6100

Telecopy No.: +1 847 384 4788

with a copy to (which shall not constitute notice to the Company):

Winston & Strawn LLP

35 W. Wacker Drive

Chicago, Illinois

60601-9703

Attention: Leland E. Hutchinson and Matthew F. Bergmann

Telephone No.: +1 312 558 5600

Telecopy No.: +1 312 558 5700

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8.3	Interpretation; Knowledge.

(a)          When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or a Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The table of contents, headings and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of such entity and its Subsidiaries, taken as a whole.

(b)          For purposes of this Agreement, the term “Knowledge of the Company” means, with respect to any matter in question, that any of Raymond Spencer, William Weissman, Robert Williams, Rodney Rogers, Kenneth Coppins, Lawrence Gordon, Cyprian D’Souza, Aparna Katre or Roy Stansbury has actual knowledge of such matter.

(c)          For purposes of this Agreement, the term “Made Available” shall mean that (i) the Company has posted such materials to a data room and has given Parent and its agents and representatives access to such data room, (ii) has made such materials available in writing to Parent or (iii) such materials are publicly available on EDGAR.

(d)          For purposes of this Agreement, the term “Material Adverse Effect,” when used in connection with an entity, means any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, that is or is reasonably likely to (i) be materially adverse to the business, assets (including intangible assets), liabilities, financial condition or results of operations of such entity taken as a whole with its Subsidiaries, other than any Effect primarily resulting from (A) changes in general economic or market conditions or Effects affecting the industry generally in which such entity and its Subsidiaries operates, which changes do not disproportionately affect in any material respect such entity taken as a whole with its Subsidiaries as compared to other similarly situated participants in the industry in which such entity and its Subsidiaries operate, (B) changes in applicable law, GAAP or international accounting standards, (C) the compliance by the Company with the terms and conditions of this Agreement, (D) any derivative or other stockholder litigation arising from allegations of a breach of fiduciary duty relating to this Agreement, or (E) acts of terrorism or war which do not disproportionately affect in any material respect such entity taken as a whole with its Subsidiaries; or (ii) materially impede the authority of such entity, or, in any case, the Company, to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements.

(e)          For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

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8.4	Counterparts.

This Agreement may be executed in two or more counterparts, and by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.5	Entire Agreement; Third-Party Beneficiaries.

This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Exhibits hereto (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and that by entering into this Agreement the parties agree that Section 1 of the Exclusivity and Standstill Agreement shall terminate and be of no further force and effect as of the date hereof; and (ii) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided, following the Effective Time, in Section 5.8.

8.6	Severability.

In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7	Other Remedies.

Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

8.8	Governing Law.

This Agreement and the transactions contemplated by this Agreement, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to conflict of laws principles. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in connection with

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any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

8.9	Rules of Construction.

The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10	Assignment.

No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Parent and Merger Sub may each assign its respective rights and delegate its respective obligations hereunder to any Subsidiary of Parent or Merger Sub as long as Parent or Merger Sub, as the case may be, remains ultimately liable for all of its respective obligations hereunder. Any purported assignment in violation of this Section 8.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.11	Waiver of Jury Trial.

EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

CAP GEMINI SA

By:	/s/ Paul Hermelin
	Name	Paul Hermelin
	Title:	Chief Executive Officer

CAPGEMINI FINANCIAL SERVICES, INC.

By:	/s/ Alain Donzeaud
	Name	Alain Donzeaud
	Title:	Director

KANBAY INTERNATIONAL, INC.

By:	/s/ Raymond J. Spencer
	Name	Raymond J. Spencer
	Title:	Director

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